MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (“Agreement”) is dated as of December 5, 2013, by and between each of Ernest C. Garcia II, Ernest C. Garcia III Multi-Generational Trust III, Ernest Irrevocable 2004 Trust III and Raymond C. Fidel (each, a “Buyer”), GFC Lending, LLC (f/k/a Go Financial Company, LLC), an Arizona limited liability company (the “Company”) and DT Acceptance Corporation, an Arizona corporation (“Seller”). The Buyers and Seller are referred to collectively herein as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, Seller owns all of the outstanding equity interests (collectively, the “Units”) of the Company, which Units constitute one hundred percent (100%) of the issued and outstanding membership interests of the Company;
WHEREAS, Seller desires to sell the Units to each Buyer, and each Buyer desires to purchase such Units from Seller, all on the terms and subject to the conditions set forth in this Agreement (the “Contemplated Transaction”); and
WHEREAS, the Parties wish to set forth certain other agreements among them.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:
ARTICLE I

THE CONTEMPLATED TRANSACTION
1.1    The Purchase and Sale. Seller owns one hundred percent (100%) of the Units of the Company. Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, convey and deliver to each Buyer, free and clear of any liens or encumbrances, and each Buyer shall purchase from Seller, all of the Units of the Company owned by Seller and the Parties shall consummate the Contemplated Transaction.
1.2    Closing; Purchase Price.
(a)    Time and Place. The consummation of the Contemplated Transaction (the “Closing”) shall take place by exchange of facsimile or .pdf signatures at the offices of Snell & Wilmer L.L.P., One Arizona Center, 400 East Van Buren Street, Suite 1900, Phoenix, Arizona 85004-2202, promptly following the satisfaction or waiver of each Party’s respective conditions to Closing as set forth in Article VI hereto (the “Closing Date”), or on any other date or at any other time and place as the Parties shall mutually agree upon in writing.
(b)    Consideration. The consideration for the Units shall be (a) $86,512,000 cash (the “Cash Consideration”), and (b) an unsecured promissory note in the form attached hereto as Exhibit A issued by each Buyer (each a “Promissory Note” and collectively, the “Promissory Notes”) in the aggregate initial principal amount of $28,837,000 (collectively, the “Note Consideration”, and together with the Cash Consideration, the “Purchase Price”). The Purchase Price shall be paid by each Buyer on the Closing Date to Seller, the Cash Consideration portion of which shall be payable by wire transfer of immediately available funds on the Closing Date to an account (or accounts) designated in writing by Seller to each Buyer prior to the Closing Date.
(c)    Allocation. Each Buyer and Seller acknowledge that, for U.S. federal income tax purposes, the purchase and sale of the Units will be treated as a purchase and sale of the assets held by the Company. The Purchase Price and liabilities of the Company will be allocated among the assets of the Company in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and the allocation will be reported on an IRS Form 8594 pursuant to the procedures set forth below. On or before 5:00 p.m. Arizona time on the sixtieth calendar after the Closing Date, each Buyer shall cause an independent third-party valuator to value the assets of the Company and shall prepare and deliver a draft of the IRS Form 8594 to Seller. Seller shall review and may propose reasonable modifications to such draft. Each Buyer and Seller shall negotiate in good faith to resolve any differences within five business days of Seller’s submission of its modifications to each Buyer. Neither Seller nor Buyers (acting alone or in concert) shall (i) take any position in any Tax Return (defined below) or (ii) reach any settlement or agreement in respect of any audit which is inconsistent with the final IRS Form 8594, unless such inconsistency is mandated by applicable law. If any such inconsistent position is mandated by applicable law, then the Party taking such inconsistent position shall provide prompt written notice to the other Party of such inconsistency and its effect on the Parties’ agreed upon allocation in the final IRS Form 8594. As used herein, “Tax” means any federal, state, municipal, local or foreign income, gross receipts, capital stock, franchise, profits, branch profits, payroll, employment, severance, withholding, social security, unemployment, disability, premium, windfall, profits, environmental, customs duties, real property, ad valorem/personal property, stamp, excise, license, occupation, sales, use, transfer, registration, value added, alternative minimum, estimated, or other tax of any kind, including amounts imposed in lieu of any tax, and any interest, surcharge, penalty or addition thereto, whether disputed and including any escheat. In addition, as used herein, “Tax Return” means any return (including any information return), declaration, report, claim for refund, or other document relating to Taxes, including any schedule or attachment thereto and amendment thereof, required to be supplied to or in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement or compliance with any law relating to any Tax.
(d)    Final Working Capital Adjustment. As soon as reasonably practicable following the Closing Date, but in no event later than thirty (30) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller an unaudited balance sheet of the Company as of the Closing Date and a statement of working capital of the Company as of the Closing Date (the “Closing Statement”), which shall quantify in reasonable detail the items constituting such working capital, and a statement of the actual pre-Closing collections held by the Company. The Closing Statement will set forth (i) the aggregate amount of working capital of the Company and the Collections on hand as of the last Sunday in the month preceding the Closing Date (the “Cut-off Date Working Capital”) and the aggregate amount of working capital of the Company and the collections on hand as of the Closing Date (the “Closing Date Working Capital”). Seller shall have fifteen (15) days following the date of delivery by Buyer to Seller of the Closing Statement to provide Buyer with a written certificate confirming that the amounts and calculations set forth in such statements are correct. If Seller objects to any of the calculations or other elements of the Closing Statement, then such dispute shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants (which, upon agreement of the Buyer and Seller, may be Seller’s accounting firm or Buyer’s accounting firm) who, acting as experts and not arbitrators, shall resolve any such remaining disputes. Within five (5) Business Days following the determination date (whether by Agreement of Buyer and Seller or determination of the applicable accounting firm), an amount equal to the absolute value of the amount (which may be a positive or negative number) (x) the Closing Date Working Capital, less (y) the Cutoff Date Working Capital, shall be paid without interest, in cash by wire transfer of immediately available funds from Buyer to Seller (if the Final Working Capital Adjustment is a positive amount), or by Seller to Buyer (if the Final Working Capital Adjustment is a negative amount) to an account specified in a written instruction from Buyer or Seller, as applicable.
1.3    Withholding Tax. Each Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that such Buyer may be required to deduct and withhold under any provision of the Code. All such withheld amounts shall be treated as delivered to Seller hereunder.
1.4    Deliveries and Proceedings at the Closing. On the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein:
(a)    Deliveries by Seller. At the Closing, Seller shall deliver the following to the Buyers:
(i)    an assignment of 100% Units to Buyers, in the percentage amounts specified by them, in each case, free and clear of all liens or encumbrances, in substantially the form attached hereto as Exhibit B;
(ii)    a copy of an intercompany lease related to the specified real property located at 4020 E. Indian School Road, Phoenix, AZ and 7300 E. Hampton Avenue, Mesa, AZ, substantially in the form attached hereto as Exhibit C (the “Intercompany Lease”) and duly executed by Seller and the Company;
(iii)    a copy of a shared services agreement, substantially in the form attached hereto as Exhibit D (the “Shared Services Agreement”) and duly executed by Seller and the Company;
(iv)    a copy of an interim servicing agreement, substantially in the form attached hereto as Exhibit E (the “Interim Servicing Agreement”) and duly executed by DT Credit Company, LLC and the Company;

(v)    a copy of a performance guaranty, substantially in the form attached hereto as Exhibit F (the “Performance Guaranty”) and duly executed by Seller and the Company;
(vi)    a copy of an IP License Agreement, substantially in the form attached hereto as Exhibit G (the “IP License Agreement”, and collectively with this Agreement, the Promissory Note, the Intercompany Lease, the Shared Services Agreement, the Interim Servicing Agreement, and the Performance Guaranty, the “Transaction Documents”) and duly executed by Seller and the Company;
(vii)    release, in form an substance satisfactory to each Buyer, executed by Wells Fargo Bank, N.A., a national banking association of the obligations of the Company under that certain Guaranty and Security Agreement, dated as of October 28, 2011 by and among the Guarantors named therein and Wells Fargo Bank, N.A., a national banking association;
(viii)    release of the obligations of the Company under that certain Guaranty and Security Agreement, dated as of October 28, 2011 by and among the Guarantors named therein and Wells Fargo Bank, N.A., a national banking association, in form an substance satisfactory to each Buyer, executed by Wells Fargo Bank, N.A., a national banking association;
(ix)    certificate of release of guarantor pursuant to Section 11.09(1) of that certain Indenture, dated as of June 4, 2010, among the Issuers, the guarantors named therein and Wells Fargo Bank, National Association, a national banking association, as Trustee and Collateral Agent, in form an substance satisfactory to each Buyer, executed by Wells Fargo Bank, N.A., a national banking association;
(x)    resolutions evidencing the approval of Seller’s board of directors to execute and deliver this Agreement, together with a copy of an executed opinion to the Seller’s Board of Directors (or an independent committee thereof) as to the fairness, from a financial point of view the transactions contemplated herein; and
(xi)    all other agreements, documents, instruments or certificates as each Buyer reasonably requests to be delivered by Seller at or prior to the Closing.
(b)    Deliveries by each Buyer. At the Closing, each Buyer shall deliver the following to Seller:
(i)    the Cash Consideration in immediately available funds;
(ii)    the Note Consideration by delivery of the duly executed Promissory Notes; and
(iii)    all other agreements, documents, instruments or certificates Seller reasonably requests to be delivered by each Buyer at or prior to the Closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to each Buyer that the statements contained in this Article II are true and correct as of the date hereof.
2.1    Organization and Good Standing of Seller; Authorization of Transaction Documents. Seller is an Arizona corporation duly organized, validly existing and in good standing under the laws of the state of Arizona with full corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The Contemplated Transaction, the execution and delivery of any documents related to the Contemplated Transaction, and the performance by Seller of any other transactions contemplated by this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate action on the part of Seller. This Agreement, when executed and delivered by Seller, will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. Each other Transaction Document, when executed and delivered by the other parties thereto, will constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with its terms.
2.2    Organization and Good Standing of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Arizona and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company in connection with this Agreement will be duly authorized on or prior to the Closing.
2.3    Capitalization. Seller is the record owner of and has good and valid title to the Units, free and clear of any liens or encumbrances. The Units constitute 100% of the total issued and outstanding membership interests in the Company. The Units have been duly authorized and are validly issued and fully paid. Upon consummation of the Contemplated Transaction, each Buyer shall own all of the Units, free and clear of any liens or encumbrances.
2.4    No Subsidiaries. The Company does not own, or have any interest in, any shares or have an ownership interest in any other entity.
2.5    No Conflicts; Advice. Neither the execution and delivery of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which Seller is a party. Seller consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the Units of the Company.
2.6    Consents and Release from Seller Obligations. Except as shall have been obtained by Seller prior to Closing, no authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person or entity is required to be obtained by Seller for the valid authorization, execution, delivery and performance by Seller of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Each Buyer, jointly and severally, represents and warrants to Seller that the statements contained in this Article III are true and correct as of the date hereof.
3.1    Organization and Good Standing of each Buyer; Authorization of Transaction Documents. This Agreement, when executed and delivered by each Buyer, will constitute a valid and legally binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms. Each other Transaction Document, when executed and delivered by the other parties thereto, will constitute valid and legally binding obligations of such Buyer, enforceable against each Buyer in accordance with its terms.
3.2    No Conflicts; Advice. Neither the execution and delivery of this Agreement and the other Transaction Documents executed by each Buyer, nor the consummation of the transactions contemplated hereby and thereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which such Buyer is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which such Buyer is a party. Each Buyer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Units of the Company.
3.3    Consents. Except as shall have been obtained by each Buyer prior to Closing, no authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person or entity is required to be obtained by such Buyer for the valid authorization, execution, delivery and performance by such Buyer of this Agreement and the other Transaction Documents to which such Buyer is a party and the consummation of the transactions contemplated hereby and thereby.

ARTICLE IV

SURVIVAL OF REPRESENTATIONS AND WARRANTIES
All representations and warranties of each Buyer and Seller shall survive the Closing. Each Party may rely upon this Agreement for the purpose of assuring its compliance with applicable law.
ARTICLE VTAX MATTERS
5.1    Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and any other documents in connection with the Contemplated Transaction (including any real property transfer Tax and any other similar Tax, but excluding any Seller income tax) shall be borne and paid by each Buyer when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and each Buyer shall cooperate with respect thereto as necessary).
5.2    Tax Returns. Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by Seller after the Closing Date with respect to a pre-Closing Tax period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable law) and without a change of any election or any accounting method and shall be submitted by Seller to each Buyer (together with schedules, statements and, to the extent requested by each Buyer, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If either Buyer objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Buyers and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. The preparation and filing of any Tax Return of the Company that does not relate to a pre-Closing Tax period shall be exclusively within the control of each Buyer.
ARTICLE VI
CONDITIONS TO CLOSING
6.1    Conditions to Obligations of each Buyer. The obligations of each Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or each Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Seller shall have duly executed and delivered the assignment of the applicable Units to each Buyer, free and clear of all liens or encumbrances;

(b)    Seller shall have duly executed and delivered copies of the Intercompany Lease, the Transition Services Agreement, the Backup Services Agreement and the Technology Sharing Agreement;

(c)    Seller’s shall have received all consents required under its existing debt facilities to consummate the transactions contemplated herein;
(d)    Seller shall have delivered to each Buyer such other documents or instruments as each Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement; and
(e)    Buyers or their designee(s) shall have received funding of a senior warehouse facility and a residual facility in an amount acceptable to each Buyer but no less than an amount sufficient to pay the Cash Consideration.
6.2    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    the Buyers shall have delivered to Seller cash in an amount equal to the Cash Consideration by wire transfer in immediately available funds, to an account or accounts designated by Seller in a written notice to the Buyers;

(b)    each Buyer shall have delivered to Seller a duly executed Promissory Note;
(c)    each Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement; and
(e)    The Board of Directors (or an independent committee thereof) of Seller shall have received an executed opinion from Roth Capital Partners, LLC as to the fairness, from a financial point of view the transactions contemplated herein.

ARTICLE VIIMISCELLANEOUS
7.1    Indemnification of each Buyer. From and after the Closing Date, Seller agrees to protect, defend, indemnify and hold harmless each Buyer and its successors and assigns (each, a “Buyer Indemnified Party”) from and against any and all losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees (“Losses”), incurred or sustained by any each Buyer Indemnified Party, in each case arising out of or based upon: (a) the breach of any of the representations or warranties made by Seller pursuant to any Transaction Document or in any other agreement, document, instrument, certificate or schedule executed or delivered in connection herewith or therewith; (b) the breach by Seller of, or the failure of Seller to perform, observe or comply with, any covenants or agreements made by Seller in any Transaction Document or in any certificate or schedule executed or delivered in connection herewith or therewith; and (c) any fraud, intentional misrepresentation or a deliberate or willful breach by Seller.

7.2    Indemnification of Seller. From and after the Closing Date, the Buyers, jointly and severally, agree to protect, defend, indemnify and hold harmless Seller and its successors and assigns (each, a “Seller Indemnified Party” and, together with the Buyer Indemnified Party, each an “Indemnified Party”) from and against any and all Losses incurred or sustained by any Seller Indemnified Party, in each case arising out of or based upon: (a) the breach of any of the representations or warranties made by either Buyer pursuant to any Transaction Document or in any other agreement, document, instrument, certificate or schedule executed or delivered in connection herewith or therewith; (b) the breach by either Buyer of, or the failure of either Buyer to perform, observe or comply with, any covenants or agreements made by each Buyer in any Transaction Document to which it is party or in any certificate or schedule executed or delivered in connection herewith or therewith; and (c) any fraud, intentional misrepresentation or a deliberate or willful breach by either Buyer;
7.3    Indemnification. From and after the Closing Date, Buyers, jointly and severally, and Seller agree to protect, defend, indemnify and hold harmless the other each Indemnified Party from and against any and all Losses incurred or sustained by such Indemnified Party arising out of or based upon the use by such party or its consolidated affiliates of the license granted pursuant to, or claims resulting against the parties for the actions or inaction of such party or its consolidated affiliates under, that certain Settlement and Patent License Agreement, effective November 8, 2013, between Credit Acceptance Corporation, DriveTime Automotive Group, Inc., Seller and the Company.
7.4    Survival. No claim for indemnification under Section 7.1 clause (a) or Section 7.2 clause (a) (other than claims arising out of or based upon the breach of a representation contained in Sections 2.1, 2.2, 2.3, 2.4 or 3.1) may be made by any each Buyer Indemnified Party or any Seller Indemnified Party after the date that is 12 months after the Closing Date; provided, that any written claim for such indemnification made prior to such expiration date and delivered to the indemnifying party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such expiration will not affect the rights to indemnification of the applicable each Buyer Indemnified Party or Seller Indemnified Party making such claim. No claim for indemnification under Section 7.3 may be made after expiration of any applicable statute of limitations period.

ARTICLE VIII MISCELLANEOUS
8.1    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party hereunder shall be in writing and shall be deemed given if delivered to the Party personally, at the time of delivery, if sent to the Party by e-mail or facsimile, upon receipt of confirmation of “good” transmission, the following day if deposited with a nationally recognized overnight courier, or five business days following deposit in the United States mails, if sent by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below (or to a successor address as is designated by a Party):

If to Buyer:
Ernest C Garcia II;
Ernest C. Garcia III Multi-Generational Trust III; or
Ernest Irrevocable 2004 Trust III
c/o Ernest C Garcia II
4020 East Indian School Road
Phoenix, Arizona 85018

Ray Fidel
4020 East Indian School Road
Phoenix, Arizona 85018

If to Seller:

DT Acceptance Corporation
4020 East Indian School Road, Suite C
Phoenix, Arizona 85018
Attention: General Counsel

8.2    Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives, and permitted assigns.
8.3    Expenses. Each Party hereto shall pay the fees and expenses of such Party’s advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, and shall hold the other Party hereto harmless against any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for such fees and expenses; provided, however, that Seller shall pay any transfer, stamp or similar taxes, if any, that are payable in Arizona in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
8.4    Counterparts. This Agreement may be executed via facsimile or .pdf file in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
8.5    Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the Parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
8.6    Entire Agreement. This Agreement represents the entire agreement of the Parties hereto and thereto with respect to the matters contemplated hereby and thereby, and there are no written or oral representations, warranties, understandings or agreements with respect thereto except as expressly set forth herein and therein.
8.7    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Note and shall not affect in any way the meaning or interpretation of this Agreement.
8.8    Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each Party or, in the case of a waiver, by the Party against whom enforcement of any such waiver is sought.
8.9    Confidentiality. The Parties each hereby agree, without the prior written consent of the other, to not disclose, and to otherwise keep confidential, the sale of the Units contemplated hereby, except to the extent that disclosure thereof is required by law, rule or regulation or as required or requested by any competent governmental, regulatory or supervisory authority or has become publicly known through no fault of such Party; provided, however, that the Parties may disclose information regarding such sale to their respective accountants, attorneys, members, shareholders and other interest holders.
8.10    Further Assurances. The Parties each hereby agree and provide further assurances that each will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.
8.11    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the state of Arizona or of any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the state of Arizona.
8.12    No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.
[Remainder of page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.
BUYERS:

By: /s/ Ernest C. Garcia II
Name: Ernest C. Garcia II

By: /s/ Raymond C. Fidel
Name: Raymond C. Fidel

ERNEST C. GARCIA III MULTI-GENERATIONAL TRUST III
By: /s/ Ernest C. Garcia II
Name: Ernest C. Garcia II
Title: Investment Trustee

By: /s/ Steven P. Johnson
Name: Steven P. Johnson
Title: Administrative Trustee

ERNEST IRREVOCABLE 2004 TRUST III
By: /s/ Ernest C. Garcia II
Name: Ernest C. Garcia II
Title: Investment Trustee

By: /s/ Steven P. Johnson
Name: Steven P. Johnson
Title: Administrative Trustee

SELLER:
DT ACCEPTANCE CORPORATION, an Arizona corporation
By: /s/ Jon D. Ehlinger
Name: Jon D. Ehlinger
Title: Secretary

[Signature Page to Membership Interest Purchase Agreement - GO]

COMPANY:
GFC LENDING, LLC, an Arizona limited liability company
By: /s/ Mark G. Sauder
Name: Mark G. Sauder
Title: President

[Signature Page to Membership Interest Purchase Agreement - GO]

EXHIBIT A

FORM OF

PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE MAKER HAS RECEIVED AN OPINION OF COUNSEL FOR THE PAYEE OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE MAKER AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

$[__________].00                                 Phoenix, Arizona
December 5, 2013

FOR VALUE RECEIVED, the undersigned, [__________] (“Maker”), promises to pay to DT Acceptance Corporation, an Arizona corporation (“Payee”), at 4020 East Indian School Road, Phoenix, Arizona 85018 or at such other place as may be designated in writing by Payee (this “Note”), the principal sum of [______________________________ Dollars ($[__________].00)], together with interest on the outstanding balance of the principal sum at the rates and commencing at the times and pursuant to the terms hereinafter provided. This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, among Ernest C. Garcia II, Ernest C. Garcia III Multi-Generational Trust III, Ernest Irrevocable 2004 Trust III and Raymond C. Fidel, GFC Lending, LLC (f/k/a Go Financial Company, LLC), an Arizona limited liability company (the “Company”), and Payee. Payment under this Note shall be deemed made when payment is made to the Payee, and Maker shall have no obligation as to the disbursement of such funds or for such amounts once payment is made to the Payee.

1.Interest. Subject to Section 7(a), for each Interest Period (defined below), the outstanding principal shall bear interest, from the date hereof until paid in full, at a per annum rate (the “Interest Rate”) equal to the sum of the LIBOR Rate plus (2.75%). As used herein “LIBOR Rate” means the average of London Interbank Offered Rates (in U.S. dollar deposits) for a term of one month determined solely by Payee as of the second (2) Business Day prior to the first day of each Interest Period. Payee will obtain the close-of-business LIBOR Rate from Reuters Screen LIBOR01 Page. If Reuters ceases publication or ceases to publish the LIBOR Rate, Payee shall select a comparable publication to determine the LIBOR Rate and provide notice thereof to Borrower. The LIBOR Rate may or may not be the lowest rate based upon the market for U.S.

dollar deposits in the London Interbank Eurodollar Market at which Payee prices loans on the date on which the LIBOR Rate is determined by Payee as set forth above. As used herein, “Interest Period” means that period of time commencing on the first (1st) calendar day of each calendar month and ending on (and including) the last day of each such calendar month; provided that (y) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of the Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if the extension would cause the last day of the Interest Period to occur in the next following calendar month, the last day of the Interest Period shall occur on the next preceding Business Day; and (z) no Interest Period shall extend beyond the Maturity Date.
2.    Payments. Maker shall (a) fifty-nine (59) monthly payments of interest owing on the principal outstanding under this Note for the immediately preceding Interest Period on or before the 1st day of each calendar month beginning on January 1, 2014; and (b) one (1) payment of all remaining outstanding principal and accrued interest then outstanding on or before December 1, 2018 (the “Maturity Date”).
3.    Prepayment. The undersigned may prepay all or part of the outstanding principal balance of this Note without penalty, together with all accrued but unpaid interest thereof.
4.    Events of Default; Default Interest. The occurrence or existence of any one or more of the following constitutes an “Event of Default” under this Note:
(a)    Maker fails to pay any amount of principal or interest under this Note when due if such failure is not cured by Maker within thirty (30) days following written notice by Payee to Maker of such failure; provided, however, that the exercise by Maker in good faith of its right of set-off pursuant to Section 4 above, whether or not ultimately determined to be justified, shall not constitute an Event of Default; provided, further, that in the event there has been a final non-appealable adjudication that Maker was not entitled to the payments or obligations with respect to which it set-off against payments of principal or interest due under this Note, then within thirty (30) days after such final non-appealable determination, Maker shall pay Payee the amounts that it was not entitled to set-off, plus an additional five percent (5%) interest on such amounts accruing from the time that such payments originally became due and payable.
(b)    Maker becomes subject to any bankruptcy or other voluntary or involuntary proceeding in or out of court for the adjustment of debtor-creditor relationships.
(c)    Maker makes an assignment for the benefit of its creditors.
If an Event of Default occurs and is continuing, all sums of principal and interest under this Note automatically become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character. Any sum which becomes due and payable immediately under this Section during the pendency of an Event of Default, as well as any sum due hereunder which is not paid within seven days of the date due, shall bear interest at a rate equal to the Interest Rate plus two percent (2%) per annum until paid.

5.    Maximum Interest. Notwithstanding any other provision of this Note or any other agreement between Maker and Payee, nothing herein shall require Maker to pay, or the holder of this Note to accept, interest in any amount which subjects the holder to any penalty or forfeiture under applicable law, and in no event shall the total of all charges payable hereunder (whether of interest or of such other charges which may or might be characterized as interest) exceed the maximum rate permitted to be charged under applicable law. If Payee or any other holder of this Note receives any payment which is or would be in excess of that permitted to be charged under applicable law, the payment shall have been, and shall be deemed to have been, made in error and shall be held as cash collateral for the indebtedness evidenced by this Note.
6.    General Provisions.
(a)    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be made in accordance with the terms of Section 8.1 of the Purchase Agreement.
(b)    Waiver. Maker, for itself and its legal representatives, successors and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity and diligence in collection or bringing suit, without affecting the enforceability of this Note or the indebtedness evidenced hereby.
(c)    Severability. If any provision of this Note is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.
(d)    Entire Agreement. This Note represents the entire agreement of the parties hereto and thereto with respect to the matters contemplated hereby and thereby, and there are no written or oral representations, warranties, understandings or agreements with respect thereto except as expressly set forth herein and therein.
(e)    Captions. All captions contained in this Note are for convenience of reference only, do not form a part of this Note and shall not affect in any way the meaning or interpretation of this Note.
(f)    Amendments and Waivers.    Any provision of this Note may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by all of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.
(g)    Successors and Assigns. This Note may not be transferred, assigned, or delegated by Maker without the prior written consent of Payee. Payee may transfer its interests in this Note freely. Subject to the foregoing, all of the terms and provisions of this Note shall inure to the benefit of and be binding upon the parties and their respective executors, heirs, personal representatives, successors and assigns.
(h)    Counterparts. This Note may be executed via facsimile or .pdf file in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(i)    Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the state of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the state of Arizona or of any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the state of Arizona.
(j)    No Third Party Beneficiaries. This Note is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.
[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Note as of the day and year first above written.

Maker:

By: Name:
Agreed and Accepted by Payee:

DT ACCEPTANCE CORPORATION,
an Arizona corporation

By: ________________________________
Name:______________________________
Title:_______________________________

EXHIBIT B

FORM OF

ASSIGNMENT OF MEMBERSHIP INTEREST

For good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the assignor named below (the “Assignor”) hereby unconditionally and irrevocably assigns, transfers and conveys to the assignee named below (the “Assignee”) all of the Assignor’s right, title and interest in and to the membership interests described below (the “Assigned Interest”) in the limited liability company named below (the “Company”) (including, without limitation, all rights to allocations and distributions of profits, losses, income, cash flow, capital and other items), free and clear of any and all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise.

NAME OF COMPANY:	GFC Lending, LLC (f/k/a Go Financial Company, LLC), an Arizona limited liability company

NAME OF ASSIGNOR:	DT Acceptance Corporation, an Arizona corporation

NAME OF ASSIGNEE:	[HoldCo], an Arizona limited liability company

ASSIGNED INTEREST:	[___]% of the Issued and Outstanding Membership Interests of the Company

The Assignor, with respect to the Assigned Interest, hereby withdraws from the Company, directs that all allocations and distributions of profits, losses, income, cash flow, capital and other items on account of such Assigned Interest be made to the Assignee from and after the date hereof, and consents to the admission of the Assignee as a member of the Company with respect to the Assigned Interest. The Assignor hereby appoints the manager of the Company, as the Assignor’s true and lawful attorney-in-fact to make, execute and deliver, in the Assignor’s name, place and stead, any and all amendments to or restatements of the limited liability company agreement and/or any other documents currently in effect governing the Company (collectively, the “Operating Agreement”) and any other documents and instruments that such manager may deem either reasonably necessary or advisable to effect and evidence the assignment made herein.

The Assignee hereby (i) accepts assignment of the Assigned Interest, (ii) agrees to be admitted to the Company as the sole member, and (iii) agrees to be bound by all the terms, covenants and conditions of the Operating Agreement and any amendments thereto.

This Assignment of Membership Interest is made, executed and delivered pursuant to that certain Membership Interest Purchase Agreement dated December ___, 2013, by and between Assignor and Assignee.

This Assignment is effective as of December ___, 2013.

ASSIGNOR:

DT ACCEPTANCE CORPORATION,
an Arizona corporation

By: ___________________________________
Name:_________________________________
Title:__________________________________

ASSIGNEE:

By:___________________________________
Name: Ernest C. Garcia II

By:___________________________________
Name: Raymond C. Fidel

ERNEST C. GARCIA III MULTI-GENERATIONAL TRUST III
By:___________________________________
Name: Ernest C. Garcia II
Title: Investment Trustee

By:___________________________________
Name: Steven P. Johnson
Title: Administrative Trustee

ERNEST IRREVOCABLE 2004 TRUST III
By:___________________________________
Name: Ernest C. Garcia II

Title: Investment Trustee

By:___________________________________
Name: Steven P. Johnson
Title: Administrative Trustee]

EXHIBIT C

FORM OF

INTERCOMPANY LEASE

Intercompany Leases
DriveTime and GO Financial

License of Home Offices-4020 E. Indian School Road, Phoenix, AZ. DriveTime licenses to GO Financial the right to use a portion of the DriveTime Home Offices and GO Financial pays rent to DriveTime, based on the relative number of GO employees in the Home Office. Current monthly rent is $10,000, including a prorata share of all facility operating expenses. The License of the Home Offices is expected to be reduced substantially or eliminated once GO Financial occupies the former NCL Space at the Mesa Loan Servicing Facility in 2014.

License of Loan Servicing Facility-7300 E. Hampton Avenue, Mesa, AZ. DriveTime licenses to GO Financial the right to use a portion of the DriveTime Loan Servicing Facility in Mesa and GO Financial pays rent to DriveTime, based on the relative number of GO employees in the Mesa Loan Servicing Facility. Current monthly rent is $15,000, including a prorata share of all facility operating expenses. The License of the Mesa Loan Servicing Facility will be replaced with the Lease of the former NCL Space at the Mesa Loan Servicing Facility exclusively to GO in 2014.

Lease of Loan Servicing Facility-7300 E. Hampton Avenue, Mesa, AZ. DriveTime owns the 125,369 square feet Loan Servicing Facility in Mesa and occupies 94,385 square feet, a portion of which is used by GO Financial under the License described above. Approximately 30,984 square feet of the Loan Servicing Facility is leased to a third party (NCL) through March, 2014. Once vacant and renovated, the former NCL Space will be leased exclusively to GO Financial at a market rental rate of $32,827.25/month ($12.71/square foot), plus the cost of all improvements and furnishings installed by DriveTime amortized over 60 months, plus GO Financial’s prorata share of all facility operating expenses.

C-1

EXHIBIT D

FORM OF

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT (this “Agreement”) is being entered into as of the Closing Date, by and between DriveTime Automotive Group, Inc., a Delaware corporation and DT Acceptance Corporation, an Arizona corporation and their affiliates (“Provider”) and GFC Lending, LLC, an Arizona limited liability company doing business as GO Financial (“GO”). In this Agreement, Provider and GO are referred to collectively as the “Parties” and each of them is sometimes referred to individually as a “Party.”
RECITALS
A.    This Agreement is being entered into in connection with that certain Purchase and Sale Agreement, dated ________________, 2013, by and among Provider and the shareholders of Provider for the transfer of GO from Provider to the shareholders of Provider (“Purchase and Sale Agreement”).
B.    The Parties wish to arrange for certain services to be provided by Provider to GO beginning on the closing of the transactions contemplated by the Purchase and Sale Agreement.
AGREEMENT
The Parties, intending to be legally bound, agree as follows:

1.
DEFINITIONS Any capitalized term that is used but not expressly defined in this Agreement will have the same meaning in this Agreement as the meaning (if any) given to such term in the Purchase and Sale Agreement. For purposes of this Agreement:

1.1.    “Confidential Information” means all or any part of, whether originals or copies of, any technical and non-technical information, in whatever form embodied, either Party provides the other hereunder that is confidential or proprietary, including trade secrets, know-how, firmware, designs, schematics, techniques, software code, technical documentation, specifications, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to either Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in written, oral, graphic or electronic form.
1.2.    “Pass-Through Expenses” means the reasonable and actual out-of-pocket expenses incurred by the Provider in the course of providing Services, including reasonable allocations for any overhead costs (including salaries and benefits of personnel providing Services), but not including profits, or other mark-ups.

1.3.    “Services” means the services, functions, and tasks to be provided by Provider to GO pursuant to this Agreement as expressly described in the applicable Service Schedule, as such services, functions, and tasks may be changed or supplemented during the Term of this Agreement pursuant to the terms of this Agreement.
1.4.    “Service Schedule” means a Schedule to this Agreement, describing (among other things) the particular Services being provided, the Provider, GO, and the Service Term.
1.5.    “Service Term” means the period of time during which a particular Service will be provided, as set forth in the applicable Service Schedule.

2.	SERVICES
2.1.    Performance of Services. The Provider will use commercially reasonable efforts to provide, and as necessary will cause its controlled Affiliates to use commercially reasonable efforts to provide, the Services GO (and, as necessary, its Affiliates) during the Service Term for the applicable Services. Except as otherwise expressly provided in this Agreement (including in the applicable Service Schedule), the Provider will be responsible for providing the equipment, personnel, and other resources required for the Provider’s performance of the Services. Notwithstanding anything to the contrary contained in this Agreement, the Provider shall not be obligated to provide any Services to the extent the provision of such Services would violate (i) any agreement or license with a third party to which the Provider or any of its Affiliates are subject or (ii) any applicable Law.
2.2.    Quarterly Updates; Reduction in Services. The Parties will meet quarterly (or more frequently as the Parties may agree, make a mutual assessment of the Services then being provided, and make any appropriate adjustments to the costs and fees of any Service then being provided, provided the Parties mutually agree to any such adjustment. GO may elect to terminate all or any part of the Services at any time upon 30 days’ prior written notice to the Provider.
2.3.    Additional Services. If GO reasonably requests that the Provider perform additional services not included within the scope of any Services Schedule (an “Omitted Service”), then Provider will review such request in good faith and if it determines in its reasonable discretion to provide such service, the parties shall promptly negotiate in good faith with a view toward adding another Services Schedule to this Agreement covering such Omitted Service, with any fees payable in connection therewith to be reasonable in light of the nature of the services and consistent with the fees charged for other Services hereunder; provided; however, no additional Services Schedule will take effect or be binding on either Party until both Parties have agreed in writing to such Services Schedule. Once a Services Schedule with respect to an Omitted Service has been agreed in writing, such Omitted Service shall be considered a Service hereunder and shall be subject to the terms and conditions herein and in such Service Schedule.
2.4.    Subcontracting. The Provider may contract with third parties to provide such Services, provided that the Provider will remain responsible for all obligations, Services and functions performed by such subcontractor pursuant to this Agreement to the same extent as if these obligations, services and functions were performed by the Provider.

2.5.    Representations and Warranties; Standard of Performance.
(a)    Representations and Warranties. Provider represents and warrants that it shall, and shall cause its respective Affiliates and subcontractors to, provide Services in compliance with applicable Laws.
(b)    Standard of Performance. Notwithstanding anything to the contrary in this Agreement, GO understands and agrees that (i) the Provider and its subsidiaries are not in the business of providing to third parties services such as those provided under this Agreement, (ii) accordingly, the standard of performance to which each Provider will be accountable under this Agreement will be the use of commercially reasonable efforts to achieve a comparable level of service as the Provider provides to its own internal organization with respect to its business and affairs, subject to applicable Law, and in any event no greater than the level of service provided by Service Recipient or its Affiliates to the Business immediately before the Closing and (iii) under no circumstance will the Provider or any of its employees or contractors be held to a higher standard of performance.
2.6.    Consents. Provider or one of its applicable Affiliates has obtained all consents, approvals, or agreements of any third party (a “Consent”), required for the Provider to provide the Services pursuant to this Agreement (or to use any equipment or software owned by or leased or licensed to the Provider or any of its Affiliates in connection with the provision of such Services), and no further Consent to provide Services hereunder is required.
2.7.    Cooperation; Access. (a) In order to enable the Provider to perform Services, GO will provide (and, as necessary, cause its Affiliates to provide) the Provider with such cooperation and assistance as the Provider reasonably requests. Such cooperation and assistance will include providing to the Provider, in a timely manner, answers to questions, information, and technical consultation. Each Party acknowledges that its failure to perform its obligations under this Agreement could result in delays on the part of the other Party in performing the affected Services, or prevent performance by the other Party of the affected Services.
(b)    GO shall provide to the Provider reasonable access to the premises of GO and the systems, software and networks located therein, solely to the extent necessary for the purpose of providing the Services. The Provider shall use its reasonable best efforts to ensure that it and its employees and agents comply with GO’s contractor, supplier and security policies and procedures as may be provided to the Provider by GO from time to time.
2.8.    Services Managers. Each Party will each appoint a single “Services Manager” for each Service. The initial Services Manager for each Party will be identified in the applicable Service Schedule and will serve as the primary point of contact for the other Party for matters related to such Service. Either Party may replace any of its Services Managers with an individual of comparable qualifications and experience by notifying the other Party of such new appointment.

3.	COMPENSATION

3.1.    Fees. GO will pay the Provider monthly fees and costs (if any) comprised of (a) a pro-rata allocation of the Provider’s fixed costs to provide the Services to the Service Recipient and (b) the Servicer Provider’s variable costs to provide the Services to the Service Recipient based on the rates of pay of the individuals performing the Services, including a reasonable allocation of the costs incurred by the Provider to cover employee benefits and payroll taxes paid by the Provider for or on behalf of such individuals.
3.2.    Pass-Through Expense Reimbursement. Without duplication of any fees payable pursuant to Section 3.1 above, GO will reimburse the Provider for all Pass-Through Expenses that are incurred by the Provider in performing the Services and are invoiced to the GO in accordance with Section 3.3.
3.3.    Invoicing and Payment.
(a)    Monthly Fees and Expenses. Unless other payment terms are set forth in the applicable Service Schedule, within 30 days following the end of each calendar month during the Term, the Provider will issue to GO an invoice for the amount of the fees and Pass-Through Expenses payable to the Provider for such calendar month. The GO will pay the amount invoiced by the Provider within five Business Days after receipt thereof.
(b)    Form of Payment. All payments made pursuant to this Section 3.3 must be made in U.S. Dollars, by check payable to the order of the Provider or the Service Recipient, as the case may be, or by wire transfer of the immediately available fund to a bank account previously designated by the Provider or the Service Recipient, respectively.
3.4.    Taxes. The fees of Provider for Services provided pursuant to this Agreement exclude all excise, sales, use, gross receipts, value added, goods and services, or similar transaction or revenue-based taxes applicable to the provision of services and imposed by any federal, state, or local taxing authority (such taxes, together with any applicable interest, penalties, or additions to tax imposed with respect to such taxes, “Taxes”), and GO will be responsible for payment of all such Taxes. To the extent any such Taxes fall upon the Provider, the amount of such Taxes shall be added to the fees payable to Provider (grossed up for any Taxes owed by Provider as a result of such payment.
3.5.    Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in the performance of this Agreement.

4.	CONFIDENTIALITY
4.1.    Restrictions on Use of Confidential Information. All Confidential Information exchanged between the Parties pursuant to this Agreement shall not be distributed, disclosed, or disseminated in any way or form by the receiving Party to anyone except its own employees and contractors who have a reasonable need to know such Confidential Information and who have been advised of the confidential nature and required to observe the terms and conditions hereof; nor shall Confidential Information be used by the receiving Party for its own purpose, except for the purposes of exercising its rights or fulfilling its obligations under this Agreement. The recipient shall treat all of the disclosing Party’s Confidential Information with the same degree of care as the recipient accords to recipient’s own Confidential Information, but not less than reasonable care. The recipient shall immediately give notice to the disclosing Party of any unauthorized use or disclosure of disclosing Party’s Confidential Information. The recipient shall assist the disclosing Party in remedying any such unauthorized use or disclosure of the disclosing Party’s Confidential Information. The restriction on disclosure will not apply to Confidential Information which is required to be disclosed by a court, government agency or regulatory requirement, provided that recipient shall first notify the disclosing Party of such disclosure requirement or order and shall, at the request of the disclosing Party, reasonably cooperate with the disclosing Party to obtain confidential treatment or a protective order; provided further that in such case, the disclosure of the Confidential Information shall not relieve the receiving Party of its obligation of confidentiality and non-use for any other purpose.
4.2.    Exceptions. The obligation not to disclose information under Section 4.1 hereof shall not apply to information that, as of the Closing Date or thereafter, (a) was in the public domain at or subsequent to the time such Confidential Information was communicated to recipient by the disclosing Party through no fault of the recipient; (b) was rightfully in the recipient’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to the recipient by the disclosing Party; (c) was developed by employees or agents of the recipient independently of and without reference to any of the disclosing Party’s Confidential Information; or (d) was received from a third party who had a lawful right to disclose such information to the recipient. Nothing in this Section 4.2 shall limit in any respect a Party’s ability to disclose information in connection with the enforcement by such Party of its rights under this Agreement.
4.3.    Duration. The obligations of the Parties set forth in this Section 4 with respect to the protection of Confidential Information shall remain in effect until three (3) years after (a) the Closing Date, with respect to Confidential Information of one Party that is known to or in the possession of the other Party as of the Closing Date, or (b) the date of disclosure, with respect to Confidential Information that is disclosed by the one Party to the other Party after the Closing Date; provided, however, with respect to Confidential Information that constitute trade secrets, such Confidential Information shall be subject to the foregoing confidentiality obligations until such Confidential Information no longer constitute trade secrets under applicable law.

5.	INTELLECTUAL PROPERTY RIGHTS
5.1.    Intellectual Property Rights. The intellectual property rights of the Parties hereto in respect of any existing, or any modifications, enhancements or creations of derivative works in respect of, any technology, hardware, know-how, process, designs, drawings, blueprints, models, parts list, vendor list, software, firmware, works of authorship, mask works, technical specifications, schematics, manufacturing equipment requirements, manufacturing data and procedures, performance data, quality standards and specifications, and other technical information shall be governed by that certain IP License Agreement, dated the date thereof among the Parties and the other parties named therein.

6.	LIMITATIONS OF LIABILITY; INDEMNIFICATION

6.1.    Waiver. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTIES OR TO ANY PARTY CLAIMING THROUGH OR UNDER ANOTHER PARTY, FOR ANY LOST PROFITS, OR FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER IN AN ACTION IN CONTRACT, TORT (INCLUDING STRICT LIABILITY), BASED ON A WARRANTY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
6.2.    Liability Limit. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS OR IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT WILL THE AGGREGATE LIABILITY OF A PROVIDER UNDER THIS AGREEMENT, IN ITS CAPACITY AS A PROVIDER ONLY, EXCEED THE TOTAL AMOUNT OF FEES AND PASS-THROUGH EXPENSES RECEIVED BY SUCH PROVIDER FROM THE RECEIVING PARTY. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 6.2 SHALL NOT LIMIT A PARTY’S AGGREGATE LIABILITY IN THEIR CAPACITY AS GO.
6.3.    Indemnification. (a) GO hereby releases the Provider and its Affiliates and Representatives (each, a “Provider Indemnified Party”), and agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against any and all Losses arising from, relating to or in connection the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, except to the extent that such Losses arise out of, relate to or are a consequence of the applicable Provider Indemnified Party’s gross negligence or willful misconduct.
(b)    Provider hereby agrees to indemnify, defend and hold harmless the applicable GO and its Affiliates and Representatives (each a “Receiver Indemnified Party”), from and against any and all Losses arising from, relating to or in connection with the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement to the extent that such Losses arise out of, relate to or are a consequence of the applicable Provider Indemnified Party’s gross negligence or willful misconduct.
(c)    Nothing in this Section 6.3 shall be deemed to eliminate or limit, in any respect, GO’s express obligation under this Agreement to pay fees and costs and Pass-Through Expenses for Services rendered in accordance with this Agreement.

7.	DISCLAIMER
7.1.    Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.5, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS,” WITHOUT ANY WARRANTY OF ANY KIND. WITHOUT LIMITING THE FOREGOING, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES WITH REGARD TO THE SERVICES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY

WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, SUITABILITY, ADEQUACY, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.
7.2.    No Impairment. Nothing in Section 6 or in this Section 7 will impair any rights or remedies of either Service Recipient or Provider under the Purchase and Sale Agreement or any Ancillary Agreement.

8.	TERM AND TERMINATION
8.1.    Term of Agreement. The term of this Agreement begins on the Closing Date and, unless extended by written agreement of the Parties pursuant to Section 8.2 or terminated earlier pursuant Section 8.3, will continue until the later of (a) the termination or expiration of each Service Term under all Service Schedules or the termination of all Services pursuant to Section 2.2, or (b) the date that is 36 months after the Closing Date (the “Term”).
8.2.    Extensions. The Parties acknowledge that it is in their mutual best interests to cooperate to achieve a smooth transition of the Business after the Closing Date. Accordingly, if GO reasonably believes, as the end of the applicable Service Term or the Term approaches, that the need for a Service will continue beyond such Service Term or the Term, then at GO’s request, the Parties will confer and attempt in good faith to agree on the terms of an extension of the Service Term or the Term; provided that no such extension shall be effective unless agreed in writing by the Parties.
8.3.    Termination. This Agreement, or the Service Term for any particular Service, may be terminated (a) immediately by either Party upon written notice to the other Party, if the other Party materially breaches any term of this Agreement or such Service Schedule and fails to cure such breach within thirty (30) days after being given written notice of such breach by the non-breaching Party; (b) upon the mutual written agreement of the Parties; or (c) by either Party upon thirty (30) days’ prior written notice following the failure of the other Party to satisfy any undisputed monetary obligation under this Agreement, unless such monetary obligation is satisfied in full within such 30-day period following the date notice is given.
8.4.    Effect of Termination. In the event of the termination of this Agreement as provided in this Section 8, this Agreement shall forthwith become void and have no further effect, except that Section 3, Section 4, Section 6, Section 7, this Section 8.4, and Section 9 (and any related defined terms) shall survive the termination of this Agreement. The termination of this Agreement will not terminate, affect or impair any rights, obligations or liabilities of any Party that have accrued prior to such termination or which under the terms of this Agreement continue after termination.

9.	GENERAL PROVISIONS
9.1.    Compliance with Laws. No provision of this Agreement shall be interpreted to require any Party to take any action or fail to take any action that would violate applicable Law.

9.2.    Independent Contractors. This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the Parties except that of independent contractors.
9.3.    Resolution of Disputes. With respect to any dispute that arises from or relates to this Agreement, the Parties will first attempt to resolve the dispute cooperatively by escalating resolution of the dispute within each Party; provided that this Section 9.3 shall not prevent either Party from exercising any other remedy available to it under this Agreement or applicable Law.
9.4.    Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Arizona (without giving effect to principles of conflicts of law).
9.5.    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or other electronic delivery or sent, postage prepaid, by registered, certified or express mail or overnight courier service, as follows:
if to Provider, to:
DriveTime
4020 E. Indian School Road
Phoenix, AZ 85018
Attention: Jon Ehlinger, Esq.
Facsimile: 602-852-6696
E-mail: jon.ehlinger@drivetime.com

and if to GO, to:
GFC Lending, LLC
4020 East Indian School Road
Phoenix, Arizona 85018
Attention: Steven Johnson, Esq.
Facsimile: (602) 778-5025
E-mail: steven.johnson@gofinancial.com

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
9.6.    Force Majeure. “Force Majeure” means any act, event, or occurrence beyond a Party’s control, including acts of God, fires, floods, storms, landslides, epidemics, lightning, earthquakes, drought, blight, famine, quarantine, blockade, governmental acts or inaction, orders or injunctions, war, insurrection, terrorist activities, and civil strife. A Party will not be liable for any delay or failure in performance of its obligations under this Agreement caused by a Force

Majeure, provided that each Party agrees to exercise commercially reasonable efforts to minimize the effect of any such act, event or occurrence.
9.7.    Assignment. Unless otherwise expressly set forth in this Agreement, neither Party may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger, operation of law or otherwise) to any third party without the prior written consent of the other Party. Notwithstanding the foregoing, each Party may assign this entire Agreement to any of its Affiliates or to any successor in the event of a change in control of such Party, provided that such Affiliate or successor agrees in writing to be bound by this Agreement and to assume all of the assigning Party’s obligations under this Agreement. Any attempted assignment of rights or delegation of obligations under this Agreement in breach or violation of this Section 9.7 will be null and void.
9.8.    Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any other person or entity other than the Parties and each Party’s Affiliates, to the extent such Affiliates are entitled to receive Services under this Agreement; provided that the Provider Indemnified Parties and the Receiver Indemnified Parties shall be third-party beneficiaries of the provisions of Section 6.3.
9.9.    Severability. If any provision of this Agreement, or the application of such provision to any person or entity or set of circumstances, is determined to be invalid, unlawful, void, or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void, or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by Law.
9.10.    Entire Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all other agreements and understandings between the Parties relating to the subject matter hereof and thereof.
9.11.    Waiver. No failure on the part of either Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.
9.12.    Amendments. This Agreement may not be amended, modified, altered, or supplemented except by means of a written instrument executed on behalf of both Parties.
9.13.    Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
9.14.    Interpretation of Agreement
(a)    Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in connection with the construction or interpretation of this Agreement.
(b)    Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words “without limitation.”
(d)    For purposes of this Agreement, the word “will” is equivalent in meaning to the word “shall,” both of which describe an act or forbearance which is mandatory under this Agreement.
(e)    Unless the context otherwise requires, references in this Agreement to “Sections” and “Attachments” are intended to refer to Sections of and Attachments to this Agreement.
(f)    The bold-faced headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Closing Date.

PROVIDER

DriveTime Automotive Group, Inc., a Delaware corporation

By:
Name:
Title:

DT Acceptance Corporation, an Arizona corporation

By:
Name:
Title:

GO

GFC Lending, LLC, an Arizona limited liability company

By:
Name:
Title:

SERVICES SCHEDULES

EXHIBIT E

FORM OF

INTERIM SERVICING AGREEMENT

This Interim Subservicing Agreement (this “Agreement”), dated as of December 5, 2013 (the “Effective Date”), is between DT CREDIT COMPANY, LLC, an Arizona limited liability company (together with its permitted successors and assigns, “DTCC”), as subservicer (the “Subservicer”) and GFC LENDING, LLC, an Arizona limited liability company doing business as GO Financial (“GO Financial”), as the Servicer.
RECITALS
WHEREAS, pursuant to that certain Loan and Servicing Agreement dated as of December 5, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”) by and among GFC Warehouse I, LLC, a Delaware limited liability company (the “Borrower”), the Servicer, Wells Fargo Bank, National Association, as Backup Servicer, Paying Agent and Securities Intermediary, the Conduit Lenders, Committed Lenders and Managing Agents from time to time party thereto, and Deutsche Bank AG, New York Branch, as Program Agent (“Program Agent”), the Servicer has agreed to service the Pledged Contracts;
WHEREAS, the Servicer desires to engage Subservicer to perform certain of the cash management obligations of the Servicer under the Loan and Servicing Agreement for an interim period sufficient for the Servicer to establish its own cash management platform for and in consideration of the fees and other benefits set forth in this Agreement;
WHEREAS, and the cash management system of the Subservicer is subject to the Master Agency Agreement (as defined below); and
WHEREAS, Subservicer has agreed to undertake, on behalf of the Servicer, such obligations with respect to the Pledged Contracts, upon the terms and subject to the conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the promises, mutual agreements, representations and warranties hereinafter set forth and for other good and valuable consideration, both the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.DEFINITIONS
1.1    Terms. All capitalized terms used herein and not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Loan and Servicing Agreement.
1.2    Other Definitions. For this Agreement, the following terms have these meanings:

“Agreement Term” shall mean the term of this Agreement, commencing on the Effective Date and continuing until the Termination Date.
“Collection Account” shall mean the collection account designated by the Servicer in writing to Subservicer and to the Master Agent. The initial Collection Account is 0001038377.
“Covered Receivable” has the meaning set forth in Section 2 of the Master Agency Agreement.
“Future Party” shall have the meaning as set forth in the first paragraph of the Master Agency Agreement.
“GAAP” means generally accepted accounting principles.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the Subservicer or any of its properties.

“Interest Holder” has the meaning set forth in the Recitals to the Master Agency Agreement.
“Lender” has the meaning forth in the Recitals to the Master Agency Agreement.
“Master Agency Agreement” means that certain Amended and Restated Maser Depository Accounts and Post Office Boxes and Agency Agreement dated as of December 16, 2005 and by and among DTCC, DT Acceptance Corporation, DriveTime Car Sales Company, LLC, as successor to DriveTime Car Sales Company, Inc., the Master Agent, Greenwich Capital Financial Products, Inc. and Wilmington Trust as Owner Trustee under each of the Trust Agreements attached hereto as Exhibit A, and such other persons or entities that become a party thereto, as amended, modified or supplemented to the date hereof.
“Master Agent” means Wells Fargo Bank, National Association, in its capacity as “Agent” under the Master Agency Agreement.

“Material Adverse Effect” with respect to a Person, means a material adverse effect on (a) the property, business, operations, financial condition or prospects of any Person or any affiliate thereof, (b) the ability of such Person to perform in all material respects its obligations under this Agreement, or (c) the collectibility of the Pledged Contracts generally or of any material portion of the Pledged Contracts.

“Post Office Box(es)” has the meaning set forth in the Recitals to the Master Agency Agreement.
“Service Transfer Event” shall mean an event set forth in Section 9 hereof.
“Subservicer” has the meaning set forth in the preamble hereto.

“Servicer” means the Person acting as “Servicer” under the Loan and Servicing Agreement. Initially, the Servicer is GO Financial.
“Services” means those services to be performed by the Subservicer hereunder with respect to the Pledged Contracts as described in Section 2 hereof.
“Subservicing Fee” means, with respect to any Collection Period, the fee payable to Subservicer for services rendered during such Collection Period, which will be equal to one-twelfth of the Subservicing Fee Rate multiplied by the aggregate principal balance of all Pledged Contracts with respect to which the Subservicer performs the Services pursuant to this Agreement less the aggregate principal balance of all Charged-Off Contracts, in each case, as of the opening of business on the first day of such Collection Period. The Subservicing Fee shall be prorated for any partial Collection Period based on the actual days elapsed and a 30 day month.
“Subservicing Fee Rate” means 0.05% per annum.
“Subservicing Standard” shall have the meaning set forth in Section 4.1 of this Agreement.
“Termination Date” means the date on which the Servicer or the Program Agent provides written notice to Subservicer of the termination of this Agreement.

1.3    Usage of Terms. With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to “writing” include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the term “including” means “including without limitation.”
2.SUBSERVICING DUTIES.
2.1    Receipt of Collections. Subservicer shall, on behalf of the Servicer and in accordance with the Subservicing Standard, perform each of the following services in respect of the Pledged Contracts identified to the Subservicer from time to time in accordance with Section 2.2 hereof:
(i)    receive payments made in respect of a Pledged Contract to a Lock-Box or a Depository Account;
(ii)    instruct all Lock-Box Processors to deposit all Collections received thereby or remitted to any Lock-Box into a Depository Account within three (3) Business Days following receipt thereof;
(iii)    instruct all Depository Account Banks to deposit all Collections received thereby to a Depository Account within three (3) Business Days following receipt;
(iv)    cause all Collections to be remitted from the Depository Accounts to the Collection Account within three (3) Business Days following identification thereof;

(v)    cause all Collections received by the Borrower or the Servicer directly to be remitted to a Depository Account or the Collection Account within one (1) Business Day of receipt; and
(vi)    cause each Depository Account and Lock-Box to be subject at all times to the Master Agency Agreement.
2.2    List of Pledged Contracts. On each day Pledged Contracts are acquired by the Borrower, the Servicer shall deliver a list to the Subservicer of all Pledged Contracts, and the Subservicer shall deliver such list to the Master Agent with written notice that such Pledged Contracts are owned by the Borrower and pledged to Program Agent as an Interest Holder under the Master Agency Agreement and that all such Pledged Contracts are Covered Receivables, the proceeds of which belong solely to the Borrower and shall be transferred via wiring instructions to the Collection Account clause (i) and/or clause (ii) of subsection (h) of Section 1 of the Master Agency Agreement.
2.3    Master Agency Agreement Additional Party. Servicer acknowledges that the Depository Accounts and Lock-Boxes subject to the Services are subject to the Master Agency Agreement and represents that it has caused to be completed, executed and delivered to the Master Agent a fully executed Acknowledgement and Agreement attached as Exhibit A to the Master Agency Agreement. During the Agreement Term, the Subservicer shall take any action required by the Master Agent to recognize the Borrower as a Future Party and Interest Holder and Program Agent as a Future Party and Interest Holder.
2.4    List of Depository Accounts and Lock-Boxes. Attached hereto as Exhibit B is a list of the names and addresses of all the Depository Account Banks and Lock-Box Processors, together with the addresses of the Lock-Boxes and the account numbers of the Depository Accounts.
3.    DESIGNATION OF SUBSERVICER
3.1    Designation of Subservicer. The Servicer hereby designates DTCC as Subservicer to perform the Services in respect of the Pledged Contracts for the Agreement Term. DTCC hereby agrees to perform the duties and obligations of Subservicer, pursuant to the terms hereof and for the Agreement Term.
4.    SUBSERVICING STANDARD
Services Generally. During the Agreement Term, Subservicer shall administer the Pledged Contracts and perform all Services under this Agreement in accordance with (a) all applicable laws, rules and regulations in all material respects, (b) the Credit and Collection Policy, and (c) the terms of the Loan and Security Agreement (the foregoing collectively referred to herein as, the “Subservicing Standard”).

5.    COVENANTS
5.1    Negative Covenants of Subservicer. Subservicer makes the following covenants, which shall be covenants of Subservicer throughout the Agreement Term:
(i)    Change in Payment Instructions to Contract Debtors. Subservicer shall not make any change in its instructions to Contract Debtors regarding the making of payments in respect of the Pledged Contracts to any Lock-Box or Depository Account, other than instructing Contract Debtors to remit payments to another Lock-Box or Depository Account.
(ii)    Changes to Accounts. Subservicer shall not add any account as a Depository Account, any bank as a Depository Account Bank, any Person as a Lock-Box Processor or any lock-box as a Lock-Box with respect to the Pledged Contracts in each case other than those listed in Exhibit B, unless the Servicer shall have received (i) thirty (30) days’ prior written notice of such addition and (ii) evidence that such Depository Account or Lock-Box, as applicable, is subject to the Master Agency Agreement.
5.2    Affirmative Covenants of Subservicer. Subservicer hereby makes the following additional covenants, which shall be covenants of Subservicer throughout the term hereof:
(i)    Compliance with Laws, Etc. Subservicer shall comply in all respects with all applicable laws, rules, ordinances, regulations, requirements and orders of Governmental Authorities with respect to the Pledged Contracts, the performance of the Services in respect thereof and the agreements and documents related thereto, except where such compliance is being contested in good faith through appropriate proceedings or except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(ii)    Preservation of Existence. Subservicer shall (a) observe all procedures required by its certificate or articles of organization and operating agreement and preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its organization, and (b) qualify and remain qualified in good standing as a foreign corporation in each other jurisdiction where the nature of its business requires such qualification and where, in the case of clause (b), failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
(iii)    Keeping of Records and Books of Account. Subservicer shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records relating to the performance of the Services in respect of the Pledged Contracts in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary for the performance of the Services, and in which timely entries are made in accordance with GAAP. Such books and records shall include, without limitation, records adequate to permit the daily identification of each new Pledged Contract and all Collections of and adjustments to each existing Pledged Contract. The Subservicer shall promptly notify the Servicer of any material conversion or substitution (excluding in each case, version upgrades) of the computer software used by the Subservicer in its performance of the Services.

(iv)    Segregation of Accounts and Funds. Subservicer shall maintain (or cause to be maintained) all information relating to the performance of the Services in respect of the Pledged Contracts in a format in which the Collections of the Pledged Contracts can be readily identified, separate and distinct from the remaining consumer credit operations, if any, belonging to Subservicer or any other Person, respectively, in order to ensure that the Servicer’s access to all such information is readily available.
(v)    On Site Supervision and Review; Audit. Subservicer shall afford Servicer, and its authorized agents and regulators, upon reasonable advance notice, reasonable access during normal business hours to Subservicer’s records and files relating to the Pledged Contracts (including all Books and Records related thereto), will cause its personnel to reasonably assist in any examination of such records by such parties, and will permit such parties to discuss the affairs of Subservicer as they relate to this Agreement with personnel of Subservicer. The examination referred to in this Section 5.2(v) will be conducted in a manner which does not materially interfere with Subservicer’s normal operations or customer or employee relations. Without otherwise limiting the scope of the examination, the Servicer may (i) conduct an audit of the records and allocations for each Pledged Contract, or the methods of internal control established and implemented by Subservicer with respect to the performance of the Services pursuant to this Agreement, to provide confirm compliance by the Subservicer with its obligations herein, including, without limitation, ensuring compliance with the Subservicing Standard, (ii) verify the status of each Pledged Contract and review Subservicer’s records and files relating to the Pledged Contracts (including all Books and Records related thereto) for conformity to reports prepared pursuant to this Agreement, and (iii) verify the amounts paid and payable hereunder. All costs and expenses reasonably incurred by Subservicer in connection with this Section 5.2(v) will be reimbursable to Subservicer under Section 7.1.
(vi)    Performance and Compliance with Pledged Contracts. At its expense timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it with respect to the Pledged Contracts.
(vii)    Master Agency Agreement. Subservicer shall comply in all material respects with the Master Agency Agreement in regard to the Pledged Contracts.
(viii)    Identification of Collections. Subservicer shall identify all Collections to the applicable Pledged Contracts in a timely manner in accordance with the practices of the Servicer in existence as of the date of this Agreement.
6.    REPORTS AND TRANSFER OF FUNDS.
6.1    Reports. Subservicer shall forward to the Servicer, on a monthly basis via encrypted email, reports setting forth reconciliations of amounts on deposit from time to time in the Depository Accounts and the Collection Account, including, without limitation, amounts constituting Collections. Subservicer will prepare and provide to the Servicer, in a mutually agreed format, portfolio level reporting and supporting documentation for the Servicer’s accounting records/financial statement preparations on a monthly basis.

6.2    Funds Received by Subservicer after Termination. Following the end of the Agreement Term, Subservicer shall, within two (2) Business Days after receipt (including receipt in the Depository Account numbered 4945082576), endorse where necessary and forward, or cause to be forwarded, to the Collection Account all funds received by or credited related to any of the Pledged Contracts and all correspondence received which relates directly or indirectly to the Pledged Contracts. The obligation to transmit funds shall survive termination of this Agreement.
7.    COMPENSATION.
7.1    For Services rendered pursuant to the terms of this Agreement, the Servicer shall pay to Subservicer the following (such payment to be made in accordance with Section 7.2 hereof):
(i)    the Subservicing Fee;
(ii)    all of Subservicer’s direct, reasonable and actual out-of-pocket expenses that are payable by Servicer in accordance with this Agreement; and
(iii)    all costs and expenses reasonably incurred by Subservicer and payable by Servicer in accordance with Section 5.2(v) hereof.
7.2    Payment. Subservicer shall invoice the Servicer on a monthly basis for the compensation and reimbursement due to Subservicer pursuant to Section 7.1 hereof with respect to the Pledged Contacts. In the event of a payment computed hereunder on a monthly basis for any period of time less than a full month, such payment will be calculated on a pro rata basis based on the actual days elapsed and a 30 day month. Payment will be due no later than five (5) Business Days after receipt by the Servicer of such invoice. On the Termination Date, the Servicer shall pay Subservicer for the compensation and reimbursement due to Subservicer through the Termination Date pursuant to Section 7.1 hereof with respect to the Pledged Contracts.
8.    TERM OF AGREEMENT. This Agreement shall become effective as of the Effective Date and shall continue until the Termination Date. Notwithstanding the foregoing, Sections 4, 5.2(v), 6.2, 7 and 10 hereof shall survive the expiration or earlier termination of this Agreement.
9.    SERVICE TRANSFER EVENTS.
9.1    The occurrence of any one or more of the following events shall constitute a Service Transfer Event hereunder:
(i)    Bankruptcy; Receivership.
(A)    Any Governmental Authority shall: (1) adjudicate Subservicer a debtor in bankruptcy; (2) appoint a trustee or receiver for all or a substantial part of the property of Subservicer; or (3) approve a petition for bankruptcy or reorganization pursuant to applicable federal or state bankruptcy law for Subservicer;
(B)    Subservicer shall make an assignment for the benefit of creditors, or make an admission of inability to pay its debts generally as they become due; or

(C)    The commencement of a voluntary case by Subservicer under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by Subservicer to the entry of an order for relief in an involuntary case under any such law, or the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official with respect to Subservicer or Subservicer’s assets.
(ii)    Breach of Agreement. Other than as specified in clause (iii) below, Subservicer’s failure to perform in any material respect any Service, or material breach of covenants or agreements as provided for herein, or any other material breach of any provision of this Agreement which Subservicer fails to cure in a commercially reasonable period of time after (A) receipt of written notice of such breach or (B) discovery of such failure by any officer of Subservicer.
(iii)    Breach of Payment Obligations. A failure by Subservicer to deliver to the Servicer any required payment of any amount due to the Servicer from Subservicer under this Agreement or a failure by Subservicer to make any deposit of any Collections or other amounts required hereunder, that in either case, Subservicer fails to cure within two (2) Business Days after (A) receipt of written notice of such breach, or (B) discovery of such failure by any officer of Subservicer.
(iv)    Minimum Subservicing Standards. A failure by Subservicer to abide by the Subservicing Standard in any material respect under this Agreement that Subservicer fails to cure and which remains unremedied for a period of ten (10) days after (A) receipt of written notice of such breach, or (B) discovery of such failure by any officer of Subservicer.
9.2    Upon the occurrence of any Service Transfer Event, the Servicer shall have the right, at its election, then or at any time thereafter to terminate all of the rights and obligations of Subservicer under this Agreement. Notwithstanding such termination by the Servicer pursuant to this Section 9.2, Subservicer shall be entitled to all amounts due to it pursuant to Section 7.1 hereof to and including the date on which Subservicer’s obligations are transferred to the Servicer (net of any amounts owing by Subservicer hereunder at such time). Subservicer’s obligations pursuant to the terms of this Agreement shall terminate on the date Subservicer’s obligations are transferred to the Servicer, and Subservicer’s liability, if any, with respect to the Services to be performed under this Agreement shall be limited solely to liabilities arising from its performance of, or its failure to perform, the Services on or prior to the effective date of the transfer. Pursuit of the foregoing remedy shall not preclude pursuit of any other remedy provided by law or at equity, nor shall pursuit of any remedy herein provided constitute an election of remedies thereby excluding the later election of an alternate remedy, or a forfeiture or waiver of any damages accruing to the Servicer by reason of violation of any of the terms, covenants, warranties and provisions herein contained. Forbearance by the Servicer to enforce one or more of the remedies herein provided upon a Service Transfer Event shall not be deemed or construed to constitute a waiver of such default.
9.3    Subservicer agrees to pay to the Servicer all reasonable costs and expenses which the Servicer may incur or suffer by reason of any Service Transfer Event, including without limitation the Servicer’s reasonable attorneys’ fees. No waiver of any breach of the covenants, warranties, agreements, provisions, or conditions contained in this Agreement shall be construed as a waiver of said covenant, warranty, provision, agreement or condition or of any subsequent breach thereof. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative to, but not restrictive of, or in lieu of those conferred by law.
10.    INDEMNIFICATION.
10.1    Subservicer’s Indemnification. The Subservicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Subservicer under this Agreement and the representations made by the Subservicer herein.
(i)    The Subservicer shall defend, indemnify, and hold harmless the Servicer and its officers, directors, employees and agents from and against any and all costs, expenses, losses, damages, claims, and liabilities, arising out of or resulting from the use, repair, ownership, or operation by the Subservicer or any Affiliate thereof of a Financed Vehicle.
(ii)    The Subservicer shall indemnify, defend and hold harmless the Servicer and its officers, directors, employees and agents from and against any taxes that may at any time be asserted against any of the Persons to be indemnified under this Section 10.1(ii) with respect to the transactions contemplated herein including, without limitation, any sales, gross receipts, general corporation, tangible or intangible personal property, privilege, or license taxes (but, not including, income, franchise or other taxes measured by gross or net income based on the payment of any fees hereunder.
(iii)    The Subservicer shall indemnify, defend, and hold harmless the Servicer and its officers, directors, employees and agents from and against any and all costs, expenses, losses, claims, damages, and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon any such Person through the actions or omissions of the Subservicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.
(iv)    The Subservicer shall indemnify, defend, and hold harmless the Servicer and its officers, directors, employees and agents and the Seller from and against any and all costs, expenses, losses, claims, damages, and liabilities to the extent that such cost, expense, loss, claim, damage, or liability arose out of, or was imposed upon such person through, the negligence, the willful misfeasance, or bad faith of the Subservicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.
(v)    The Subservicer shall indemnify, defend, and hold harmless the Servicer and its officers, directors, employees and agents from and against all costs, expenses, losses, claims, damages, and liabilities arising out of or incurred in connection with any breach of the Subservicer’s representations and warranties, except to the extent that such cost, expense, loss, claim, damage or liability: (A) shall be due to the willful misfeasance, bad faith, or gross negligence (except for errors in judgment) of the Servicer; or (B) relates to any tax other than the taxes with respect to which the Subservicer shall be required to indemnify and has indemnified the Servicer.

(vi)    Indemnification under this Section, with respect to the period such Person was or is deemed the Subservicer, shall survive the termination of this Agreement and any resignation or removal of such Person as Subservicer.
11.    ADDITIONAL PROVISIONS.
11.1    Expenses; Taxes. Except as otherwise expressly set forth in this Agreement, all costs, expenses or other charges incurred by either of the parties hereto shall be borne by the party incurring such cost, expense or charge, whether the transactions contemplated by this Agreement are consummated or not. Subservicer and the Servicer each shall pay their own applicable federal, state and local taxes incurred in their respective performance under this Agreement.
11.2    Notices. Except as otherwise expressly set forth herein, any notice, payment, demand or any other communication required or permitted to be given hereunder shall be in writing and delivered via hand delivery, overnight courier or fax to the applicable party or parties at the address indicated below:
To Servicer:
GFC Lending LLC
4020 East Indian School Road
Phoenix, AZ 85018
Attn.: General Counsel

To Subservicer:
DT Credit Company, LLC
4020 East Indian School Road
Phoenix, AZ 85018
Attn.: General Counsel
or, as to a party at such other address as may be designated from time to time by like notice to the other party, complying with this Section 11.2. Notices, payments, demands or other communications shall be deemed validly given and legally effective when received.
11.3    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.4    Specific Performance. The parties hereto hereby acknowledge and agree that the breach of this Agreement would cause irreparable damage to the other party hereto and that neither party will have an adequate remedy at law. Therefore, in addition to, and not in limitation of, any other remedy available to the Servicer or Subservicer the respective rights and obligations of an aggrieved party hereunder shall be enforceable in a court of equity by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and any and all other remedies provided for in this Agreement shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may have under this Agreement or otherwise.
11.5    Entire Agreement and Amendments. This Agreement and the other agreements referenced herein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and, except as specifically provided otherwise in this Agreement and the other agreements referenced herein, supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the other agreements referenced herein. This Agreement may only be amended or modified in writing by the Subservicer and the Servicer with the prior written consent of the Borrower and the Program Agent.
11.6    Waiver. Any waiver by either party of a breach of this Agreement shall not operate as a waiver of this Agreement. Any waiver must be in writing and signed by the party granting the waiver.
11.7    Assignment. Neither party shall assign this Agreement or any third party contract, agreement or arrangement with respect to Services to be provided hereunder (other than a contract relating to the repossession of Financed Vehicles), in each case, without the written consent of the other party and any attempted assignment without said consent shall be null, void and without any effect whatsoever. Each of the Servicer and the Subservicer agree and acknowledge that each of the Borrower, the Program Agent and each Secured Party is a third‑party beneficiary of this Agreement.
11.8    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(i)    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(ii)    THE SUBSERVICER AND THE SERVICER HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ARIZONA AND THE UNITED STATES DISTRICT COURT LOCATED IN THE COUNTY OF MARICOPA, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESS SET FORTH IN SECTION 11.2 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS,

POSTAGE PREPAID. THE SELLER, THE SERVICER AND THE ISSUER, EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE SUBSERVICER AND THE SERVICER, TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT ANY PARTY’S RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.
(iii)    EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
11.9    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their permitted respective successors and assigns. Facsimile and electronic mail signatures shall be effective.
11.10    Further Assurances. The parties agree to effect such further acts and execute and deliver such additional conveyances, assignments, agreements and instruments, as either may reasonably request to better assure and confirm their respective rights, powers and remedies conferred hereunder.
11.11    Headings. The headings herein are for ease of reference and in no way limit, expand or otherwise affect the substance or construction of the terms of this Agreement.
11.12    No Agency. The parties are not partners or joint venturers, and neither party shall be deemed an agent of the other.
11.13    Force Majeure. Neither party shall be in breach hereunder by reason of its delay in the performance of or failure to perform any of its obligations herein to the extent that such delay or failure is caused by acts of God or the public enemy, riots, incendiaries, interference by military authorities or any similar event beyond its reasonable control and without its fault or negligence.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first written above.

SERVICER:	SUBSERVICER:
GFC LENDING, LLC	DT CREDIT COMPANY, LLC
By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A
MASTER AGENCY AGREEMENT

EXHIBIT B
LIST OF DEPOSITORY ACCOUNTS, THE CONSOLIDATED DEPOSITORY ACCOUNT, THE DEPOSITORY BANKS AND INSURERS (IF ANY) PURSUANT TO THE MASTER AGENCY AGREEMENT

EXHIBIT F

FORM OF

PERFORMANCE GUARANTY

THIS INTERIM SUBSERVICER PERFORMANCE GUARANTY (this “Guaranty”) is executed as of December 5, 2013, by DriveTime Automotive Group, Inc., a Delaware corporation (“DTAG”) and DT Acceptance Corporation, an Arizona corporation (“DTAC”) (collectively, the “Guarantors” and each individually, a “Guarantor”), in favor of GFC Lending, LLC, an Arizona limited liability company (“GO Financial”) and Deutsche Bank AG, New York Branch, as Program Agent under the Loan and Servicing Agreement (the “Program Agent”) for the benefit of the Secured Parties (“GO Financial” and “Program Agent” are collectively referred to as the “Guaranteed Persons” and each individually a “Guaranteed Person”).
PRELIMINARY STATEMENTS

A.GFC Warehouse I, LLC (the “Borrower”), GO Financial, as Servicer thereunder (in such capacity, the “Servicer”), Wells Fargo Bank, National Association, as Backup Servicer, Paying Agent and Securities Intermediary, the Conduit Lenders from time to time party thereto, the Committed Lenders from time to time party thereto, the Managing Agents from time to time party thereto and the Program Agent are entering into that certain Loan and Servicing Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), pursuant to which the Lenders have agreed to make Loans to the Borrower secured by the Pledged Contracts and the other Collateral and the Servicer has agreed to service the Pledged Contracts.
B.    DT Credit Company LLC, as Interim Subservicer thereunder (“DTCC”) and GO Financial, as Servicer, are entering into that certain Interim Subservicing Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Interim Servicing Agreement”), dated as of even date herewith, pursuant to which DTCC has agreed to perform, as a sub-servicer on behalf of the Servicer, certain obligations of the Servicer under the Loan and Servicing Agreement with respect to the Pledged Contracts.
C.    DTAC is the owner of 100% of the capital stock of DTCC. The stockholders of DTAG own all of the outstanding capital stock of DTAC.
D.    Each Guarantor will receive substantial direct and indirect benefits from the transactions contemplated by the Interim Subservicing Agreement.
E.    It is a condition precedent to the execution and delivery of the Interim Subservicing Agreement that the Guarantors execute this Guaranty and deliver it to the Guaranteed Persons.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
1.    Definitions. Unless otherwise defined in this Guaranty, all defined terms used in this Guaranty, including the Preliminary Statements hereof, shall have the meanings ascribed to such terms in the Loan and Servicing Agreement.

2.    Guaranty of Subservicing Obligations of DTCC. Each Guarantor, jointly and severally, absolutely, irrevocably and unconditionally guarantees the full and timely payment and performance of all of the obligations of DTCC under the Interim Subservicing Agreement including, without limitation, (a) the receipt of deposits and making of remittances required by DTCC to the Depository Accounts and the Collection Account; and (b) the payment of all amounts and indemnities payable by DTCC pursuant to the Interim Subservicing Agreement. Without limiting the foregoing, each Guarantor, jointly and severally, absolutely, irrevocably and unconditionally guarantees the full and timely payment and performance of the obligations of DTCC under Section 10.1 of the Interim Subservicing Agreement (all of the obligations in this Section 2(a) being collectively referred to as the “Subservicing Obligations”).
3.    Validity of Subservicing Obligations; Irrevocability. Each Guarantor agrees that its obligations under this Guaranty shall be unconditional, irrespective of (i) the validity, enforceability, discharge, disaffirmance, settlement or compromise (by any Person other than the Program Agent, including a trustee in bankruptcy or other similar official) of the Subservicing Obligations, of the Purchase Agreement or of the Loan and Servicing Agreement; (ii) the absence of any attempt to enforce the Interim Subservicing Agreement against DTCC or any guarantor (including any other Guarantor) or other Person; (iii) the waiver or consent by any Guaranteed Person with respect to any provision of any instrument or agreement evidencing the Subservicing Obligations; (iv) any change of the time, manner or place of payment or performance, or any other term of any of the Subservicing Obligations; (v) any law, regulation or order of any jurisdiction affecting any term of any of the Subservicing Obligations or rights of any Guaranteed Person with respect thereto; (vi) the failure by the Program Agent to take any steps to perfect and maintain perfected their respective interests in the Contracts or other property acquired by the Borrower or any security or collateral related to the Subservicing Obligations; (vii) the commencement of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, GO Financial, DTCC, DTAC or DTAG; (viii) any legal or equitable discharge or defense of a guarantor; or (ix) any change in the existing corporate relationship between the Guarantors and GO Financial, DTCC, DTAC or DTAG, including, without limitation, any sale or other transfer of the stock of GO Financial, DTCC, DTAC or DTAG by either Guarantor. Each Guarantor agrees that no Guaranteed Person shall be under any obligation to marshal any assets in favor of or against or in payment of any or all of the Subservicing Obligations. Each Guarantor further agrees that, to the extent that DTAC or DTAG makes a payment or payments to any Guaranteed Person, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to DTAC or DTAG, its estate, a trustee, receiver or any other party, including, without limitation, the Guarantors, under any bankruptcy, insolvency or similar state or federal law, or otherwise, then to the extent of such payment or repayment, the Subservicing Obligations or part thereof which have been paid, reduced or satisfied by such amount shall be automatically reinstated and continued in full force and effect, without further action or notice, as of the date such initial payment, reduction or satisfaction occurred. Each Guarantor waives all presentments, demands for performance, notices of dishonor and notices of acceptance of this Guaranty. Each Guarantor agrees that its obligations under this Guaranty shall be irrevocable and hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Subservicing Obligations.
4.    Representations and Warranties and Covenants. Each Guarantor, with respect to itself and the other Guarantors, hereby represents and warrants to each of the Guaranteed Persons, as follows:
(a)    Organization, etc. Each Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power, authority and legal right to own or lease all of its properties and assets, to carry on its business as it is now being conducted and to execute, deliver and perform this Guaranty. Each Guarantor is duly qualified as a foreign corporation in good standing under the laws of each other jurisdiction in which the nature of its business requires such qualification and in which failure to so qualify would render this Guaranty unenforceable or would have an adverse effect on such Guarantor’s ability to perform its obligations under this Guaranty.
(b)    Authorization Valid Agreement. Each Guarantor has the power and authority to execute and deliver this Guaranty and to carry out its terms. The execution, delivery and performance of this Guaranty have been duly authorized by all required corporate or other action on the part of each Guarantor, and this Guaranty constitutes the legal, valid and binding obligation of each Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(c)    No Conflicts. The execution, delivery and performance by each Guarantor of this Guaranty does not and will not: (a) contravene its charter or by-laws; (b) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Guarantor; (c) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Guarantor is a party or by which it or its properties may be bound or affected; or (d) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such Guarantor.
(d)    No Proceedings. There are no proceedings or investigations pending, or, to the best knowledge of any Guarantor, threatened against any Guarantor before any governmental authority (i) asserting the invalidity of this Guaranty; (ii) seeking to prevent the consummation of the transactions contemplated by this Guaranty; (iii) seeking any determination or ruling that would adversely affect the performance by any Guarantor of its obligations under this Guaranty; or (iv) seeking any determination or ruling that would adversely affect the validity or enforceability of this Guaranty.
(e)    No Consents. No consent, approval, authorization or order of or declaration or filing with any governmental authority or other Person is required in connection with the execution, delivery or performance of this Agreement, except such as have been duly made or obtained.
(f)    Termination of the Interim Servicing Agreement. Each Guarantor agrees that, not later than the date that is one hundred eighty (180) days after the date hereof, it shall cause DTCC to terminate the Interim Subservicing Agreement.
5.    By executing below, Program Agent agrees that, upon the termination of the Interim Subservicing Agreement, it shall execute and deliver to the Guarantors, releases and other similar discharge or release documents as are reasonably necessary or appropriate to release Guarantors from their obligations under the this Guaranty. The foregoing shall be at the sole expense of the Guarantors, with no liability to the Program Agent, and with no representation or warranty of any kind, express or implied, by, or recourse to, the Program Agent.
6.    Independent Obligations. Unless otherwise specified herein, the obligations of each Guarantor hereunder are undertaken as primary obligor, jointly and severally with, and independently of, the obligations of DTCC or any other obligor, guarantor (including any other Guarantor) or Person, and action or actions may be brought or prosecuted directly against each Guarantor whether or not action is brought first or at all against DTCC or any other obligor, guarantor (including any other Guarantor) or Person, against any collateral security or any other circumstance whatsoever, and whether or not DTCC or any other obligor, guarantor (including any other Guarantor) or Person is joined in any such action or actions, or any claims or demands are made or are not made, or any action is taken on or against DTCC, any other obligor, guarantor (including any other Guarantor) or Person or any collateral security or otherwise.
7.    Waivers. Without limiting any other provision hereof, to the fullest extent permitted by applicable law, each Guarantor hereby waives: (i) any defense arising by reason of any invalidity or unenforceability of DTCC’s obligations in respect of the Interim Subservicing Agreement or the Servicer’s obligations in respect of the Loan and Servicing Agreement, any manner in which any Guaranteed Person has exercised (or not exercised) its rights and remedies under the Interim Subservicing Agreement, the Loan and Servicing Agreement, the Purchase Agreement and the Facility Documents, or any cessation from any cause whatsoever of the liability of DTCC or any other obligor, guarantor (including any other Guarantor) or Person; (ii) all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of the Interim Subservicing Agreement, the Loan and Servicing Agreement, the Purchase Agreement and the other Facility Documents; (iii) any release of any Collateral or collateral security provided under the Loan and Servicing Agreement or other Facility Documents; (iv) notice of any indulgences, extensions, consents or waivers given to DTCC or any other obligor, guarantor (including any other Guarantor) or Person, notice of the occurrence of any potential default or Event of Termination under the Loan and Servicing Agreement or default or event of default (or the like) under any of the Facility Documents, or other notice of any kind whatsoever; (v) any right or claim of right to cause any Guaranteed Person to proceed against DTCC or any other obligor, guarantor (including any other Guarantor) or Person in any particular order, to proceed against or exhaust any collateral security held by any Guaranteed Person at any time or to pursue any other right or remedy whatsoever at any time; (vi) any requirement of diligence or promptness on any Guaranteed Person’s part in (X) making any claim or demand on or commencing suit against DTCC or any other obligor, guarantor (including any other Guarantor) or Person, and (Y) otherwise enforcing any Guaranteed Person’s rights in respect of the Loan and Servicing Agreement, the Purchase Agreement or other the Facility Documents; and (vii) any duty of any Guaranteed Person to advise any Guarantor of any information known to any Guaranteed Person regarding the financial condition of DTCC or any other circumstance, it being agreed that each Guarantor assumes responsibility for being and keeping informed of such condition or any such circumstance.
Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, each Guarantor specifically waives all defenses such Guarantor may have based upon any election of remedies by any Guaranteed Person which destroys such Guarantor’s rights to proceed against DTCC or any other obligor, guarantor (including any other Guarantor) or Person for reimbursement, contribution or otherwise, including any loss of rights that it may suffer by reason of any rights, powers, remedies or defenses of DTCC in connection with any laws limiting, qualifying or discharging indebtedness of or remedies against DTCC, and each Guarantor hereby agrees not to exercise or pursue, so long as any of the Subservicing Obligations remain unsatisfied, any right to reimbursement, subrogation, or contribution from DTCC in respect of payments hereunder.
8.    Significance of Waivers. Each Guarantor represents, warrants and agrees that each of the waivers set forth herein are made with such Guarantor’s full knowledge of their significance and consequences, with the understanding that events giving rise to any defense waived may diminish, destroy or otherwise adversely affect rights which such Guarantor otherwise may have against DTCC or any other obligor, guarantor (including any other Guarantor) or Person, or against collateral, and that under the circumstances the waivers are reasonable.
9.    Nonpetition Covenant. No Guarantor shall petition or otherwise invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Borrower under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of its property, or ordering the wining up or liquidation of the affairs of the Borrower.
10.    GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
11.    Jurisdiction; Jury Trial Waiver; Agent for Service of Process. Each Guarantor hereby irrevocably consents that any legal action or proceeding against it or any of its property arising out of or in any way connected herewith may be instituted in any state or United States federal court located in the State of New York, and by execution and delivery hereof, each Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of the aforesaid courts in any such legal action or proceeding, and to service of process out of such courts by registered mail. Each Guarantor hereby waives trial by jury.
12.    Execution in Counterparts. This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or by electronic mail in a “.pdf” file shall be effective as delivery of a manually executed counterpart of this Guaranty.

[signature page to follow]

IN WITNESS WHEREOF, this Performance Guaranty has been duly executed by the Guarantors as of the date and year first above written.

DRIVETIME AUTOMOTIVE GROUP, INC., as Guarantor

By____________________________________
Name:
Title:

DT ACCEPTANCE CORPORATION, as Guarantor

By____________________________________
Name:
Title:

Acknowledged and accepted as of
the date first above written:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Program Agent

By____________________________________
Name:
Title:

By____________________________________
Name:
Title:

GFC LENDING, LLC, as Servicer

By____________________________________
Name:
Title:

EXHIBIT G

FORM OF

IP LICENSE AGREEMENT

This IP LICENSE AGREEMENT (hereinafter referred to as the “Agreement”) is entered into on this 5th day of December, 2013 (“Effective Date”), by and between DriveTime Automotive Group, Inc., DT Acceptance Corporation and their respective wholly owned subsidiaries (individually and collectively, “DT”), and GFC Lending LLC (d/b/a GO Financial) (“GO”). DT and GO are referred to herein collectively, as the “Parties” and individually as a “Party.”
Whereas, DT and the shareholders of DT are parties to a Membership Interest Purchase Agreement dated on or about December 5, 2013, (“Purchase Agreement”) pursuant to which the shareholders of DT acquired all membership interests of GO so the shareholders of DT own GO directly and not as a subsidiary of DT as of the Effective Date (“Closing Date”);
Whereas, GO desires to continue to conduct its ongoing businesses utilizing (a) certain intellectual property, works of authorship and technology, and related copyrights, trade secrets and patents for such purposes, developed, acquired, owned or held and retained by GO and further defined herein as the “GO-IP”; and (b) certain intellectual property, works of authorship and technology, and related copyrights, trade secrets and patents for such purposes, developed, acquired, owned or held by DT and further defined herein at the “DT-IP” that GO is currently using and DT is willing to grant such a license to GO, all as more particularly described in this Agreement.
Whereas, DT desires to continue to conduct its ongoing businesses utilizing (a) the DT-IP retained by DT; and (b) certain GO-IP that DT is currently using and GO is willing to grant such a license to DT, all as more particularly described in this Agreement.
Now, Therefore, in consideration of the representations, warranties and covenants of the Parties stated in this Agreement, the Parties mutually agree as follows:
1Definitions. For the purpose of this Agreement and all Exhibits hereto, the following capitalized terms are defined in this Section 1 and shall have the meaning specified herein. Other terms that are capitalized but not specifically defined in this Section 1 or in the body of this Agreement shall have the meaning set forth in the Purchase Agreement.
1.1    “DT-IP” shall mean and be limited to the (a) Patents, including the Patents and patent applications set forth on Exhibit A attached hereto, if any, (b) Trade Secrets, (c) Copyrights, (d) Software, including the Software set forth on Exhibit A attached hereto, (e) DT Licensed Intellectual Property, as further defined herein, the Contracts for which are set forth on Exhibit A hereto (but only to the extent a license of such Licensed Intellectual Property to GO hereunder is permitted by each such Contract and subject to the terms and conditions of each such Contract), (f) Data, and (g) any other intellectual property or proprietary rights, in each case of (a) through (g) to the extent existing as of the date hereof and entitled to legal protection as such and to the extent owned by DT and related to a Party’s business, and subject to the limitations in Section 2.2, any Improvements created or developed to any of the foregoing.
1.2    “DT Licensed Intellectual Property” means Intellectual Property that DT is licensed to use pursuant to a Contract (other than GO-IP licensed to DT pursuant to this Agreement) to which DT is a party.
1.3    “Change in Control” means the occurrence of any of the following: (a) the acquisition of more than fifty percent (50%) of any class of a Party’s or a Party’s Parent’s voting stock (or any class of non-voting security convertible into voting stock) by a third party, whether occurring in a single transaction or a series of related transactions, resulting in an effective change of control of a Party or a Parent of a Party; (b) any merger, divestiture or split-off or spin-off transaction, which results in the acquisition by a third party of the beneficial ownership of more than fifty percent (50%) of any class of a Party’s or a Party’s Parent’s voting stock (or any class of non-voting security convertible into voting stock), whether occurring in a single transaction or a series of related transactions; or (c) the sale, divestiture or disposal of all or substantially all of a Party’s or a Party’s Parent’s assets to a third party, whether occurring in a single transaction or a series of related transactions, and with respect to DT, the sale, divestiture or disposal of all or substantially all of the Business to a third party even if such sale, divestiture or disposal does not constitute all or substantially all of DT’s assets.
1.4    “Confidential Information” mans any and all technical and non-technical information a Party provides to another Party in connection with this Agreement or the Purchase Agreement or any other information that is marked or otherwise identified at the time of disclosure as confidential or proprietary or is material that should be readily recognized as confidential by the recipient, including Trade Secrets, know-how, firmware, designs, schematics, techniques, software code, technical documentation, specifications, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to a Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in written, oral, graphic or electronic form
1.5    “Improvements” means any improvements, enhancements, changes, modifications or derivative works with respect to any Intellectual Property.
1.6    “Intellectual Property” means (a) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions and reissues thereof, in any jurisdiction (collectively, the “Patents”), (b) works of authorship (including source code, databases and other compilations of information), whether copyrightable or not, and copyrights therein and thereto, in any jurisdiction (collectively, “Copyrights”), (c) all discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, processes and techniques, technical data, credit scoring models, credit scoring grades, credit scorecards and credit scoring systems, procedures, designs, drawings, specifications, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case that both relates to a Party’s business as presently conducted and derives economic value (actual or potential) from not being generally known to third parties who can obtain economic value from its disclosure, but excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), (d) all Software, (e) all data (including, without limitation, static pool data with respect to retail installment sales contracts or similar assets, whether owned, managed or serviced, relating to delinquency, repossession, prepayment and cumulative net credit losses), databases (including, without limitation, databases of historical performance with respect to retail installment sales contracts or similar assets, whether owned, managed or serviced), and other compilations of information, including formulas for searching, sorting and analyzing such information whether or not also constituting Copyrights, Trade Secrets or Software (collectively, “Data”), and (f) the right to sue or make claims for any past, present, or future infringement, misappropriation, or unauthorized use of any of the foregoing; and the right to all income, royalties, damages, and other payments that are now or may hereafter become due or payable with respect to the Patents, including, without limitation, damages for any past, present, or future infringement, misappropriation, or unauthorized use thereof.
1.7    “Parent” means any corporation or other legal entity that owns or controls, directly or indirectly, whether by contract or otherwise, (i) more than fifty percent (50%) of the shares or other securities of an entity entitled to vote for election of directors (or other managing authority) of such entity or (ii) if such entity does not have outstanding shares or securities, more than fifty percent (50%) of the equity interest in such entity, but only for so long as and during the period such ownership or control exists in (i) or (ii) above.
1.8    “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
1.9    “GO-IP” means and shall be limited to (a) Patents, and applications for Patents (collectively, the “GO Patents”), including the GO Patents set forth on Exhibit B attached hereto, if any, (b) Trade Secrets (collectively, the “GO Trade Secrets”), (c) Copyrights (collectively, the “GO Copyrights”), (d) Software, including the Software set forth on Exhibit B attached hereto (collectively, the “GO Software”), (e) GO Licensed Intellectual Property, as further defined herein, the Contracts for which are set forth on Exhibit B hereto (but only to the extent a license of such GO Licensed Intellectual Property to DT is permitted by each such Contract and subject to the terms and conditions of each such Contract), (f) Data (collectively, the “GO Data”), and (g) any other intellectual property or proprietary rights, in each case of (a) through (g) to the extent existing as of the date hereof and entitled to legal protection as such and to the extent owned by GO and related to a Party’s business, and subject to the limitations in Section 3.2, any Improvements created or developed to any of the foregoing.

1.10    “GO Licensed Intellectual Property” means Intellectual Property that GO is licensed to use pursuant to a Contract (other than DT-IP licensed to GO pursuant to this Agreement) to which GO is a party.
2    License to GO
2.1    License of DT-IP. Subject to the terms and conditions in this Agreement, DT hereby grants to GO a perpetual, irrevocable, non-exclusive, worldwide, fully-paid-up, royalty-free, sublicenseable, non-transferable (except as provided for in Section 10) license to the DT-IP:
(a)    to design, have designed, develop, use, make, have made, sell, offer for sale, dispose of, import, export, support and maintain GO products and services;
(b)    to practice any method or process in connection with the exercise of the licenses granted in (a) above;
(c)    to design, have designed, develop, use, make, have made, sell, offer for sale, dispose of, import, export, support and maintain GO’s own Improvements of and to the DT-IP solely for purposes of inclusion into GO products and services that GO uses, makes, has made, imports, offers to sell or sell;
(d)    to create and have created GO’s own Improvements of and to the DT-IP for incorporation into GO products and services;
(e)    to distribute and have distributed (through multiple tiers of distribution) through means now known or later developed all or any portion of the DT-IP (and GO’s and its Affiliates’ Improvements thereto as of the Closing Date) solely as incorporated into GO products and services; and
(f)    to otherwise freely exploit the DT-IP as part of any products or services being offered or to be offered by GO and its Affiliates.
2.2    Retention of Title. The licenses granted in Section 2.1 (License to DT-IP) are not a sale of the DT-IP. As between the Parties, subject to the licenses granted in Section 2.1 (License to DT-IP), DT owns and will continue to own all right, title and interest in and to the DT-IP, and shall in its sole discretion seek registrations, or applications for registration, of any of the DT-IP or any Improvements thereto. As between the Parties, each Party owns and will continue to own all right, title and interest in any Improvements to the DT-IP made by or for such Party from and after the Closing Date and all intellectual property rights in such Improvements, subject to DT’s ownership of the underlying DT-IP. No Party shall have any rights to or interest in the Improvements of the other Party made by the other Party from and after a Change in Control of DT or an intellectual property independently developed by the other Party from and after a Change in Control of DT. Any rights to the DT-IP not expressly granted to GO in this Agreement are hereby reserved by DT.
2.3     Delivery of DT Materials. Anytime following the Effective Date, GO may request one (1) copy of Software, Data, Trade Secrets or other materials used or maintained by DT

(collectively “DT Materials”) that: (i) is subject to the license granted to GO under Section 2.1; (ii) has not already been provided to GO; and (iii) is not otherwise in GO’s possession. Subject to any restrictions in a Contract for DT Licensed Intellectual Property and the penultimate sentence of Section 2.2, DT shall deliver to GO a copy of any such DT Materials that is in existence and current at the time of such request, including all Improvements made thereto between the Effective Date and the date of the request. Unless agreed otherwise by GO, such DT Materials shall be delivered electronically in files and formats suitable for use by GO by such means and methods as are customary for the delivery of electronic information.
3    License to DT
3.1    License of GP-IP. Subject to the terms and conditions in this Agreement, GO hereby grants to DT a perpetual, irrevocable, non-exclusive, worldwide, fully-paid-up, royalty-free, sublicenseable, non-transferable (except as provided for in Section 10) license to the GO-IP:
(a)    to design, have designed, develop, use, make, have made, sell, offer for sale, dispose of, import, export, support and maintain DT products and services;
(b)    to practice any method or process in connection with the exercise of the licenses granted in (a) above;
(c)    to design, have designed, develop, use, make, have made, sell, offer for sale, dispose of, import, export, support and maintain DT’s own Improvements of and to the GO-IP solely for purposes of inclusion into DT products and services that DT uses, makes, has made, imports, offers to sell or sell;
(d)    to create and have created DT’s own Improvements of and to the GO-IP for incorporation into DT products and services;
(e)    to distribute and have distributed (through multiple tiers of distribution) through means now known or later developed all or any portion of the GO-IP (and DT’s and its Affiliates’ Improvements thereto as of the Closing Date) solely as incorporated into DT products and services; and
(f)    to otherwise freely exploit the GO-IP as part of any products or services being offered or to be offered by DT and its Affiliates.
3.2    Retention of Title. The licenses granted in Section 3.1 (License to GO-IP) are not a sale of the GO-IP. As between the Parties, subject to the licenses granted in Section 3.1 (License to GO-IP), GO owns and will continue to own all right, title and interest in and to the GO-IP, and shall in its sole discretion seek registrations, or applications for registration, of any of the GO-IP or any Improvements thereto. As between the Parties, each Party owns and will continue to own all right, title and interest in any Improvements to the GO-IP made by or for such Party from and after the Closing Date and all intellectual property rights in such Improvements, subject to GO’s ownership of the underlying GO-IP. No Party shall have any rights to or interest in the Improvements of the other Party from and after a Change in Control of DT or an intellectual property independently developed by the other Party from and after a Change in Control of DT. Any rights to the GO-IP not expressly granted to DT in this Agreement are hereby reserved by GO.
3.3     Delivery of GO Materials. Anytime following the Effective Date, DT may request one (1) copy of Software, Data, Trade Secrets or other materials used or maintained by GO (collectively “GO Materials”) that: (i) is subject to the license granted to DT under Section 3.1; (ii) has not already been provided to DT; and (iii) is not otherwise in DT’s possession. Subject to any restrictions in a Contract for GO Licensed Intellectual Property and the penultimate sentence of Section 3.2, GO shall deliver to DT a copy of any such GO Materials that is in existence and current at the time of such request, including all Improvements made thereto between the Effective Date and the date of the request. Unless agreed otherwise by DT, such GO Materials shall be delivered electronically in files and formats suitable for use by DT by such means and methods as are customary for the delivery of electronic information.
4    Warranty Disclaimers
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE PURCHASE AGREEMENT AND SUBJECT TO THE LIMITATIONS AND LIMITED REMEDIES SET FORTH HEREIN AND THEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THE DT-IP, THE GO-IP OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT. EACH OF GO AND DT DISCLAIM ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, ANY WARRANTY OR CONDITION WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT. NEITHER PARTY WARRANTS THAT ANY ITEMS DELIVERED TO OR RETAINED BY THE OTHER PARTY HEREUNDER WILL BE ERROR-FREE. THE EXPRESS WARRANTIES SET FORTH IN THE PURCHASE AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS CONCERNING THIS AGREEMENT, THE DT-IP, THE GO-IP OR ANY INTELLECTUAL PROPERTY RIGHTS, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, NON-INFRINGEMENT, REASONABLE SKILL AND CARE, FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE EXPRESSLY DISCLAIMED TO THE FULLEST EXTENT PERMISSIBLE BY LAW.
5    No Support; Infringement
(a)    Neither Party will have any obligations under this Agreement to provide any support to the other Party for any DT-IP or GO-IP, respectively, or to provide the other Party with any of its Improvements to any DT-IP or GO-IP from and after a Change in Control of DT [or GO?], except as may be expressly agreed to by such Party in a separate written agreement.
(b)    Each Party will retain the exclusive right to seek enforcement of its own Intellectual Property, including the recovery of any damages. Each Party will use its commercially reasonable efforts to cooperate with the other Party in the prosecution or defense of third-party claims of infringement with respect to the Intellectual Property licensed to such first Party hereunder. Each

Party agrees to notify the other Party if it becomes aware of any actual or suspected third party infringement, misappropriate or other violation of the DT-IP or the GO-IP licensed hereunder.
6    Third Party Contractors
In the exercise of the licenses granted under this Agreement, each party may utilize independent contractors (“Contractors”) in connection with the exercise of the licenses granted in this Agreement; provided, however, that any such use is solely to support the party’s permitted sublicensees in connection with GO’s or DT’s rights under this Agreement. Any such Contractors that receive any Confidential Information of DT will be bound by a written agreement containing terms substantially similar to the terms and conditions applicable to GO and DT under this Agreement.
7    Confidential Information
(a)    Each Party, including all Affiliates thereof, will maintain in confidence all Confidential Information disclosed by the other Party and its Affiliates (each a “Disclosing Party”) which it has obtained from a Disclosing Party or its Representatives in connection with this Agreement or the Purchase Agreement. A receiving Party hereunder (a “Receiving Party”) will not use, disclose or grant use of such Confidential Information except as expressly authorized or otherwise permitted by this Agreement, the Purchase Agreement or any other agreements between the parties. To the extent that disclosure of one Party’s Confidential Information to a third party is authorized or otherwise permitted by this Agreement, a Receiving Party will obtain prior written agreement from such third party to whom disclosure is to be made to hold in confidence and not make use of such Confidential Information for any purpose other than those expressly authorized or otherwise permitted by this Agreement, and in any event the Receiving Party shall be liable to the Disclosing Party for breaches by such third parties. A Receiving Party will use at least the same standard of care as it uses to protect its own information of comparable importance to ensure that its representatives do not disclose or make any unauthorized use of such Confidential Information, and in no event less than reasonable care. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of such Confidential Information. The Parties will take all reasonable steps to minimize the risk of disclosure of Confidential Information by ensuring that only they and such of their Representatives whose duties will require them to possess any of such information shall have access thereto, and will be instructed to treat the same as confidential.
(b)    The obligations of confidentiality contained in subsection (a) above will not apply to the extent that such Confidential Information: (i) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (ii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (iii) was disclosed to the Receiving Party after a Change in Control of DT, other than under an obligation of confidentiality, by a third party who had no obligation not to disclose such information to others; (iv) was developed independently by the Receiving Party after a Change in Control of DT without any use of Confidential Information; or (v) is required to be disclosed publicly by applicable law. In addition, notwithstanding any provision to the contrary herein, either Party is permitted to disclose the terms of this Agreement, the Purchase Agreement or any of the other agreements between the Parties, any Confidential Information, or any other information or action covered by the limitations of this Section (collectively “Information”) if required to do so by law, legal process or court order. In the event any Party or its Affiliates receives either a subpoena (or other legal process) or court order seeking Information, such Party shall (and shall cause its Affiliate to), before responding thereto, provide the other Party with written notice of such legal process, order or legal requirement in sufficient time, and shall reasonably cooperate, to permit the other Party the opportunity to object, to seek to limit such production of such Information and/or obtain the highest level of protection available for such Information, including limiting the disclosure of such Information to disclosure under seal.
8    Termination
(a)    The term of this Agreement will commence on the Effective Date and will continue in perpetuity thereafter, except with regard to Patents contemplated herein the license to which will continue until the expiration of the last to expire Patent. Neither Party may terminate this Agreement in its entirety. In the event of a material breach of this Agreement by either Party, relating to a specific DT-IP or GO-IP, that is not cured within five (5) Business Days following delivery of written notice of such breach by the non-breaching Party, the non‑breaching Party may seek all available remedies at law and in equity relating to such breach, including without limitation monetary damages, injunctive relief, specific performance and/or termination by an appropriate court (as contemplated in Section 11.4) of the relevant license grant contemplated in this Agreement relating specifically to such DT-IP or GO-IP being breached (but not termination of this entire Agreement). Either Party may, in its discretion, terminate one or more of the licenses granted to itself under this Agreement by written notice to the other Party.
(b)    To the extent an appropriate court terminates a license grant to any DT-IP or GO-IP as contemplated in Section 8(a) above, the provisions of Sections 2(b), 3(b), 7, 8(b), 9, Section 10, and 11 shall survive any such termination.
9    Limitation of Liability
TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS, AND BREACH OF THE LICENSE GRANT IN SECTION 2.1 AND SECTION 3.1, RESPECTIVELY, IN NO EVENT SHALL A PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY OR TO ANY PARTY CLAIMING THROUGH OR UNDER ANOTHER PARTY, FOR ANY LOST PROFITS, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER IN AN ACTION IN CONTRACT, TORT (INCLUDING STRICT LIABILITY), BASED ON A WARRANTY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10    Assignment; Sublicense
Unless otherwise expressly set forth in this Agreement, neither Party may assign or sublicense any of its rights, or delegate any of its obligations, under this Agreement (whether voluntarily, involuntarily, by way of merger, operation of law or otherwise) to any third party without the prior written consent of the other Party. Notwithstanding the foregoing, (a) each Party may assign this entire Agreement to any of its Affiliates or to any successor in the event of a Change in Control of such Party, and may sublicense the licenses granted to it hereunder to any of its Affiliates; provided that (i) such Affiliate or successor agrees in writing to be bound by this Agreement and, in the case of an assignment, to assume all of the assigning Party’s obligations under this Agreement, and (ii) with respect to any such assignment or sublicense by GO occurring during the period between the date hereof and the third anniversary of the date hereof, such Affiliate or successor is not then a Competing Business and such Affiliate or successor agrees to not engage in a Competing Business for the term thereof. Any attempted assignment or sublicense of rights, or delegation of obligations, under this Agreement in breach or violation of this Section 10 will be null and void. For purposes of the Agreement, the term “Competing Business” shall mean (i) with respect to the sub-prime retail Vehicle market, (i) acquiring used Vehicles, reconditioning used Vehicles, selling and marketing used Vehicles to retail consumers in the United States and its territories (including Puerto Rico).
11    General Provisions
11.1    Severability. If any provision in this Agreement shall be held to be invalid or unenforceable, the remaining portions shall remain in effect, and any provision deemed invalid in one jurisdiction shall not affect the validity of such provision in any other jurisdiction. In the event such invalid or unenforceable provision is considered an essential element of this Agreement, the Parties shall use commercially reasonable efforts to negotiate a replacement provision.
11.2    Non-Waiver; Remedies Cumulative. No waiver of the terms and conditions of this Agreement, or the failure of either Party strictly to enforce any such term or condition on one or more occasions shall be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion. Any waiver of the terms and conditions of this Agreement must be set forth in writing by the Party granting such waiver. All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.

11.3    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or other electronic delivery or sent, postage prepaid, by registered, certified or express mail or overnight courier service, as follows:
if to DT, to:
DriveTime Automotive Group, Inc.
4020 East Indian School Rd.
Phoenix, AZ 85018
Attention: General Counsel
Facsimile: (602) 852-6696
and;

if to GO, to:
GFC Lending, LLC
4020 East Indian School Rd.
Phoenix, AZ 85018
Attention: General Counsel
Facsimile: (602) 778-5025

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
11.4    Applicable Law and Jurisdiction. This Agreement is made and entered into in the State of Arizona and shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, determined without regard to any conflict of laws principles that would result in the application of the laws of a different state. A court of proper venue within the State of Arizona will have exclusive jurisdiction over all disputes between the Parties relating to breaches of this Agreement. The Parties hereby consent and agree to submit to such court and waive any objection to the jurisdiction of such court on grounds that such court would be an inconvenient forum.
11.5    Injunctive Relief. It is understood and agreed that, notwithstanding any other provisions of this Agreement, breach of the provisions of this Agreement by DT or GO may cause the other Party irreparable damage for which recovery of money damages would be inadequate, and that such other Party shall therefore be entitled to seek timely injunctive relief, without the posting of a bond or proof of money damages, to protect its rights under this Agreement in addition to any and all remedies available at law.
11.6    Entire Agreement; Amendment. With the exception of the Purchase Agreement, and the Ancillary Agreements, if any, the terms and conditions contained in this Agreement supersede all prior oral or written understandings between the Parties with respect to the subject matter thereof and, together with the Purchase Agreement and the Ancillary Agreements, constitutes the entire agreement of the Parties with respect to such subject matter. Such terms and conditions shall not be modified or amended except by a writing that is signed by an authorized representative of each Party. Any amendment or waiver affected in accordance with this Section shall be binding upon the Parties and their respective successors and assigns.
11.7    Relationship Between Parties. DT and GO shall at all times and for all purposes be deemed to be independent contractors and neither Party, nor either Party’s employees, representatives, subcontractors or agents, shall have the right or power to bind the other Party. This Agreement shall not itself create or be deemed to create a joint venture, partnership or similar association between DT and GO or either Party’s employees, representatives, subcontractors or agents.
11.8    Headings; Construction. The headings to the clauses, sub-clauses and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation” and “discretion” means sole discretion.
11.9    Counterparts. This Agreement may be executed by facsimile or email and in counterparts, each of which shall be deemed an original and both of which together shall constitute one agreement. Faxed or emailed signatures shall have the same effect as original signatures.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

DRIVETIME AUTOMOTIVE GROUP, INC. , a Delaware corporation

By:
Name:
Title:

DT ACCEPTANCE CORPORATION,
an Arizona corporation

By:
Name:
Title:

GFC LENDING, LLC, an Arizona limited liability company doing business as GO Financial

By:
Name:
Title:

G-12